      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1996
                                             REGISTRATION STATEMENT NO. 333-3834

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               UNIFY CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                               7372                              77-0427069
(State or other jurisdiction         (Primary Standard Industrial                (IRS Employer
             of                      Classification Code Number)              Identification No.)
      incorporation or
       organization)

                           181 METRO DRIVE, 3RD FLOOR
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 467-4500
          (Address, including Zip Code and telephone number, including
            Area Code, of Registrant's principal executive offices)

                            ------------------------

                                 REZA MIKAILLI
                                   PRESIDENT
                           181 METRO DRIVE, 3RD FLOOR
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 467-4500
            (Name, address, including Zip Code and telephone number,
                   including Area Code, of agent for service)

                            ------------------------

                                   COPIES TO:

                PETER M. ASTIZ, ESQ.                                 BARRY E. TAYLOR, ESQ.
               JON M. APPLETON, ESQ.                                  ARMANDO CASTRO, ESQ.
              GEOFFREY A. WEXLER, ESQ.                              KEVIN M. GALLIGAN, ESQ.
                  Baker & McKenzie                              Wilson Sonsini Goodrich & Rosati
                   660 Hansen Way                                   Professional Corporation
            Palo Alto, California 94304                                650 Page Mill Road
                                                                Palo Alto, California 94304-1050

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               UNIFY CORPORATION
                             CROSS-REFERENCE SHEET
               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
               LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY
                          ITEMS IN PART I OF FORM S-1

ITEM NUMBER AND HEADING
IN FORM S-1 REGISTRATION STATEMENT                                HEADING OR LOCATION IN PROSPECTUS
- --------------------------------------------------------  --------------------------------------------------
  1.  Forepart of the Registration Statement and Outside
       Front Cover Page of Prospectus...................  Forepart of the Registration Statement; Outside
                                                           Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages of
       Prospectus.......................................  Inside Front and Outside Back Cover Pages of
                                                           Prospectus
  3.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors
  4.  Use of Proceeds...................................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price...................  Outside Front Cover Page of Prospectus;
                                                           Underwriting
  6.  Dilution..........................................  Risk Factors; Dilution
  7.  Selling Security Holders..........................  Prospectus Summary; Principal and Selling
                                                           Stockholders
  8.  Plan of Distribution..............................  Outside Front Cover Page of Prospectus;
                                                           Underwriting
  9.  Description of Securities to be Registered........  Prospectus Summary; Capitalization; Description of
                                                           Capital Stock
 10.  Interests of Named Experts and Counsel............  Legal Matters
 11.  Information with Respect to the Registrant........  Inside Front Cover Page; Prospectus Summary; Risk
                                                           Factors; Dividend Policy; Capitalization;
                                                           Dilution; Selected Consolidated Financial Data;
                                                           Management's Discussion and Analysis of Financial
                                                           Condition and Results of Operations; Business;
                                                           Management; Certain Transactions; Principal and
                                                           Selling Stockholders; Description of Capital
                                                           Stock; Shares Eligible For Future Sale;
                                                           Underwriting; Legal Matters; Experts; Additonal
                                                           Information; Consolidated Financial Statements
 12.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities...  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY   , 1996


                                2,140,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    OF THE 2,140,000 SHARES OF COMMON STOCK OFFERED HEREBY, 1,850,000 ARE BEING SOLD BY THE COMPANY AND 290,000 ARE BEING SOLD BY THE SELLING STOCKHOLDERS. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS."

    PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK WILL BE BETWEEN $10.00 AND $12.00 PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "UNFY."

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               -----------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL    OFFENSE.

                                                                               PROCEEDS TO
                             PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                              PUBLIC        DISCOUNT (1)      COMPANY (2)     STOCKHOLDERS
- --------------------------------------------------------------------------------------------
PER SHARE...............         $                $                $                $
TOTAL (3)...............         $                $                $                $

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $1,000,000.

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 321,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE PRICE TO
    PUBLIC  WILL TOTAL  $               , THE  UNDERWRITING DISCOUNT  WILL TOTAL
    $       AND THE PROCEEDS TO COMPANY WILL TOTAL $       . SEE "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICE OF
MONTGOMERY SECURITIES ON OR ABOUT JUNE   , 1996.

                              -------------------

MONTGOMERY SECURITIES
                            NEEDHAM & COMPANY, INC.
                                                                 BLACK & COMPANY

                                          , 1996

                                    [Photos]

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY
    Unify Corporation ("Unify" or the "Company") develops, markets and supports client/server application development tools and database management software products. In March 1995, the Company introduced Unify VISION 2.0, an advanced client/server application development environment for the development, deployment and management of high-end scalable applications. Unify VISION combines a powerful and scalable client/server architecture with a flexible and easy-to-use rapid application development technology. The Company is continuing to market and enhance Unify ACCELL, a family of fourth generation language ("4GL") application development tools and Unify DataServer, a family of database management system products. As of April 30, 1996, the Company had licensed Unify VISION to over 175 customers and Unify ACCELL and DataServer products to over 2,000 customers worldwide.

    The migration by many organizations towards client/server computing has created significant demand for applications and their associated development tools. The success of entry-level client/server applications has led organizations to seek to extend client/server computing beyond the workgroup level and across the enterprise to address business-critical operations. These high-end business-critical applications are significantly more complex to develop and maintain as compared to entry-level applications. Accordingly, organizations increasingly require more sophisticated, powerful application development tools to develop applications which support distributed heterogeneous environments, high volumes of complex on-line transaction processing and substantial numbers of concurrent enterprise-wide users. According to the Hurwitz Consulting Group, the annual market size for high-end client/ server application development environments is projected to increase from approximately $600 million as of November 1995 to approximately $2.5 billion by the year 2000.

    Unify's mission is to be the leading independent supplier of high-end scalable client/server application development solutions. By providing organizations with the benefits of low cost of entry, rapid time to market, and low cost of ownership, Unify VISION is designed to enable organizations to develop, deploy and manage business-critical high-end applications. Unify
VISION's approach  to  scalable application  development  is designed  to  allow organizations to deliver full-scale, enterprise-wide high-end solutions or migrate to high-end client/server solutions on an incremental basis. Unify
VISION is designed to enable organizations to rapidly develop and deploy high-end client/server applications by taking immediate advantage of advanced techniques including object-oriented programming, automatic application partitioning and integrated application management. The Company believes that Unify VISION enables organizations to adopt these advanced techniques at their own pace, thereby reducing business disruption, time and high costs associated with their initial client/server investments and allows them to deliver applications to end-users more rapidly.

    The Company's products are marketed and sold through the Company's direct sales force in the U.S. and through subsidiaries in Japan, England, France, the Netherlands and Germany and through a network of distributors and value added resellers ("VARs") worldwide. Significant customers that have licensed Unify VISION include, among others, Amoco, Fannie Mae, Glaxo, Hewlett-Packard, Merrill Lynch, the National Security Agency, NYNEX, Pacific Bell and Sumitomo Metal Industries Ceramics. The Company believes that significant opportunities exist for continued sales of Unify VISION into the Company's worldwide installed base of over 2,000 Unify ACCELL and DataServer customers. Unify VISION allows those customers to preserve their substantial investments in existing applications while upgrading to more advanced client/server applications. Additionally, the Company's strategy is to expand sales through the VAR channel. Currently, the Company's largest VAR customers include Computron Software, General Instrument, Northern Telecom, Triad Systems and Westinghouse Security Electronics.


    Upon completion of this offering, the officers and directors of the Company and entities affiliated with certain directors, as a group, will hold or be deemed to beneficially own approximately 35.4% of the outstanding Common Stock. Existing management will continue to hold sufficient voting power to enable it to continue to significantly influence the election of directors and the control of the business and affairs of the Company for the foreseeable future.


    The Company was incorporated in California in 1980 and reincorporated into Delaware in May 1996. The Company's executive offices are located at 181 Metro Drive, 3rd Floor, San Jose, California 95110 and the telephone at that address is (408) 467-4500. The Company's home page can be located on the World Wide Web at http://www.unify.com.

                                  THE OFFERING

Common Stock offered by the Company..........  1,850,000 shares
Common Stock offered by the Selling
 Stockholders................................  290,000 shares
Common Stock to be outstanding after the
 offering....................................  7,490,831 shares (1)
Use of proceeds..............................  For working capital and general corporate purposes
Nasdaq National Market symbol................  UNFY

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEARS ENDED APRIL 30,
                                                                  -----------------------------------------------------
                                                                    1992       1993       1994       1995       1996
                                                                  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenues................................................  $  36,524  $  37,160  $  30,549  $  28,849     30,165
  Gross margin..................................................     29,002     27,988     21,072     20,276     23,774
  Loss from operations..........................................     (4,552)    (2,998)    (4,891)      (479)      (951)
  Net loss......................................................     (4,375)    (2,717)    (7,063)      (479)      (938)
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
  Pro forma net loss per share (2)..............................                                   $   (0.08) $   (0.18)
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
  Shares used in computing pro forma net loss per share (2).....                                       5,639      5,327
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                                                                                        APRIL 30, 1996
                                                                            --------------------------------------
                                                                                                           AS
                                                                             ACTUAL    PRO FORMA (3)  ADJUSTED (4)
                                                                            ---------  -------------  ------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents...............................................  $   3,028    $   3,095     $   21,021
  Working capital (deficit)...............................................     (3,183)      (3,116)        14,810
  Total assets............................................................     12,997       13,064         30,710
  Long-term debt, net of current portion..................................      2,456        2,456          2,456
  Total stockholders' equity (deficit)....................................    (29,173)      (2,380)        15,546

- ------------------------------

(1) Excludes (i) 878,457 shares of Common Stock issuable upon exercise of outstanding options, including options under the Company's 1991 Stock Option Plan ("Stock Option Plan"), with a weighted average exercise price of $2.00 and 35,749 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $8.88 per share, and (ii) 406,620 and 400,000 shares of Common Stock reserved for future issuance under the Stock Option Plan and the Company's 1996 Employee Stock Purchase Plan ("Purchase Plan"), respectively, as of April 30, 1996. See "Management" and Note 5 of Notes to Consolidated Financial Statements.


(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the number of shares used to compute pro forma net loss per share.

(3) Reflects (i) the automatic conversion of all outstanding shares of the Company's Preferred Stock (including accrued dividends) into 3,566,297 shares Common Stock upon the consummation of this offering; and (ii) the issuance of 190,459 shares of Common Stock upon the exercise of outstanding warrants upon the consummation of this offering.

(4) Adjusted to reflect the sale of 1,850,000 shares of Common Stock offered by the Company hereby at the estimated public offering price of $11.00 per share and application of the estimated net proceeds therefrom. See "Capitalization" and "Use of Proceeds."
                         ------------------------------

    UNIFY, UNIFY ACCELL, UNIFY VISION, APPMAN, SMARTVIEW, DATASERVER, VISIONWEB and the Unify logo are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.
                            ------------------------

    EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO (I) THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK (INCLUDING ACCRUED DIVIDENDS) INTO 3,566,297 SHARES OF COMMON STOCK UPON THE CONSUMMATION OF THIS OFFERING; AND (II) THE ISSUANCE OF 190,459 SHARES OF COMMON STOCK UPON THE EXERCISE OF OUTSTANDING WARRANTS UPON THE CONSUMMATION OF THIS OFFERING; AND ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF OPERATING LOSSES; TRANSITION OF BUSINESS

    Although the Company had small profits for the third and fourth quarters of fiscal 1996, the Company has had operating losses on an annual basis for each of the past five fiscal years. As of April 30, 1996, the Company had an accumulated deficit of $30.3 million. The Company's revenues have declined in each year since fiscal 1993 as a result of declines in the sales of the Company's
DataServer database products and Unify ACCELL application development tools. Such declines were in part offset by sales of Unify VISION 1.0 which was first introduced in December 1993 and Unify VISION 2.0, an advanced client/server application development environment introduced in March 1995. The Company's ability to achieve revenue growth and profitability are substantially dependent upon the success of Unify VISION. License revenues from Unify VISION were $2.2 million and $5.0 million for fiscal 1995 and 1996, respectively, representing 12% and 25% of total license revenues for each year. No assurance can be given that Unify VISION or the Company's other products will achieve market acceptance or that the Company will achieve and maintain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATING QUARTERLY RESULTS AND SEASONALITY; EXPECTED OPERATING LOSS IN FIRST FISCAL QUARTER

    The Company's quarterly operating results have varied significantly in the past, and the Company expects that such results are likely to vary significantly from time to time in the future. Such variations result from, among other matters, the following: the size and timing of significant orders and their fulfillment; demand for the Company's products; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; changes in pricing policies by the Company or its competitors; changes in the level of operating expenses; changes in the Company's sales incentive plans; budgeting cycles of its customers; customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors; product life cycles; product defects and other product quality problems; personnel changes; the results of international expansion; currency fluctuations; seasonal trends and general domestic and international economic and political conditions. The Company typically receives a number of orders ranging in size from several hundred thousand dollars to approximately $1 million in any fiscal quarter. Because a significant portion of the Company's revenues has been, and the Company believes will continue to be, derived from such large orders, the timing of such orders and their fulfillment has caused and is expected to continue to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. In addition, the Company intends to continue to expand its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.

    Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast. Revenues are also difficult to forecast because the market for client/server application development software is rapidly evolving, and the Company's sales cycle, from initial evaluation to purchase and the provision of support services, is lengthy and varies substantially from customer to customer. Because the Company normally ships products within a short time after it receives an order, it typically does not have any material backlog. As a result, to achieve its quarterly revenue objectives, the Company is dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a quarter, the Company generally recognizes a substantial portion of its revenues at the end of a quarter. As the Company's expense levels are based in significant part on the Company's expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, net income is likely to be disproportionately adversely affected. The Company is increasing its sales, marketing and product development expenditures, and operating results will be materially adversely affected if the Company does not achieve revenue growth. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis in the future. Due to the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Information."

    The Company expects that its operating results will be affected by seasonal trends. The Company believes that it is likely it will experience relatively higher revenues in fiscal quarters ending April 30 and relatively lower revenues in fiscal quarters ending July 31 as a result of efforts by its direct sales force to meet fiscal year-end sales quotas. The Company also anticipates that it may experience relatively weaker demand in the quarters ending July 31 and October 31 as a result of reduced sales activity in Europe during the summer months. In particular, due to the foregoing factors and to increased investments in selling, general and administrative and research and development expenses in advance of the release of UNIFY VISION 3.0, the Company expects that it will incur an operating loss for the quarter ending July 31, 1996. See "Selected
Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON NEW PRODUCT ACCEPTANCE; DEPENDENCE ON GROWTH OF HIGH-END CLIENT/SERVER TOOLS MARKET

    The Company currently expects Unify VISION and related services to account for an increasingly significant percentage of the Company's future revenues and accordingly the Company is devoting an increasing level of its resources to such product. As a result, factors adversely affecting the pricing of or demand for Unify VISION, such as, but not limited to, competition or technological change, would have a material adverse effect on the Company's business, operating results and financial condition. The Company's future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of Unify VISION, including Unify VISION 3.0 scheduled for release in the third calendar quarter of 1996. There can be no assurance that the Company will timely and successfully introduce such new or enhanced versions. There also can be no assurance that the Company will continue to be successful in marketing Unify VISION or other products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview;" "Business -- Products" and "-- Product Development."

    To date, only a limited number of the Company's customers have completed the development and deployment of high-end client/server applications using Unify VISION. If the Company's customers are not able to successfully develop and deploy high-end client/server applications with Unify VISION, the viability of Unify VISION could be questioned and the Company's reputation could be damaged, which could have material adverse effects on the Company's business, operating results and financial condition. In addition, the Company expects that a significant percentage of its future revenues will be derived from sales to existing customers of its Unify ACCELL and DataServer products. If such existing customers fail to migrate to high-end client/server applications, purchase competitive products, or have difficulty deploying applications built with Unify VISION, the Company's relationships with such customers, revenues from sales of Unify VISION and the Company's other products, and the Company's business, operating results and financial condition could be materially adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Despite the recent growth in sales of Unify VISION, there can be no assurance that the market for high-end client/server applications and associated development tools will continue to grow. If the high-end client/server market fails to grow, or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. See "Business -- Industry Background."

ANTICIPATED DECLINE IN REVENUE FROM MATURE PRODUCTS

    Most of the Company's revenues to date have been attributable to its DataServer database products and Unify ACCELL application development tools. Revenues derived from the sales of these products declined over fiscal 1994 and 1995 and were flat for fiscal 1996. While the Company expects such decline to continue, revenues from the sales of such products will continue to represent an important portion of the Company's revenues for at least the next several years. Although the Company is continuing to invest in the development, sales, marketing and support of such products, there can be no assurance that revenues from such products will not decline faster than expected. If revenues from such products decline materially or at a more rapid rate than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Strategy;" "-- Products;" "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LENGTHY SALES CYCLE

    The Company's products are typically used to develop applications that are critical to a customer's business, and the purchase of the Company's products is often part of a customer's larger business process re-engineering initiative or implementation of client/server computing. As a result, the licensing and implementation of the Company's software products generally involve a significant commitment of management attention and resources by prospective customers. Accordingly, the Company's sales process is subject to delays associated with a long approval process that typically accompanies significant initiatives or capital expenditures. The Company's business, operating results and financial condition could be materially adversely affected if customers reduce or delay orders. There can be no assurance that the Company will not continue to experience these and additional delays in the future. Such delays may contribute to significant fluctuations of quarterly operating results in the future and may adversely affect such results.

INTENSE COMPETITION

    The Company has experienced and expects to continue to experience intense competition from current and future competitors. The Company's current direct competitors for high-end client/server development tools, among others, include Forte Software, Inc. ("Forte") and Dynasty Technologies, Inc. ("Dynasty"). The Company also competes with database vendors such as Oracle Corporation ("Oracle"), Informix Corporation ("Informix"), Sybase, Inc. ("Sybase"), IBM Corporation ("IBM") and others, which offer their own development tools for use with their proprietary databases. In addition to its direct competitors, the Company also competes with companies that offer other types of development tools which can be used in lieu of advanced development tools such as Unify VISION. Among the other types of tools which can be used by customers include products offered by Powersoft (a subsidiary of Sybase), Microsoft Corporation ("Microsoft"), and others. Companies offering products competitive with the Company's Unify ACCELL and DataServer products include Oracle, Informix and Sybase among others.

    Many of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged. The Company also expects to face additional competition as other established and emerging companies enter the client/server application development market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the price of its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competition, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGE

    The software market in which the Company competes is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing enhancements to Unify VISION and new products on a timely basis that keep pace with such technological developments, emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to Unify VISION and new products that respond to technological change, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or products or that such enhancements or products will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If the release dates of any future Unify VISION enhancements, including Unify VISION 3.0, scheduled for release in the third calendar quarter of 1996, or new products are delayed or if when released they fail to achieve market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by the Company or the Company's competitors may cause customers to defer or forgo purchases of current versions of Unify VISION, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Development."

DEPENDENCE ON RESELLERS

    A substantial portion of the Company's total revenues are derived through sales through VARs and distributors. Revenues from distributors and resellers accounted for approximately 61%, 59%, and 60% of the Company's software license revenues for fiscal 1994, 1995 and 1996, respectively. The success of the Company is therefore dependent in large part upon the performance of its resellers, which is outside the Company's control. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in maintaining existing and establishing additional relationships with distributors, resellers and VARs worldwide. The loss of any of the Company's major resellers either to competitive products offered by other companies or to products developed internally by the resellers, or the failure to attract new resellers could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Sales and Marketing."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND SALES

    Revenues derived from international customers accounted for 51%, 56% and 56% of total revenues in fiscal 1994, 1995 and 1996, respectively. A key component of the Company's strategy is its planned further expansion into international markets. If the revenues generated by international operations are not adequate to offset the expense of establishing, expanding and maintaining such operations, the Company's business, operating results and financial condition will be materially adversely affected. Although the Company has had international operations for a number of years, there can be no assurance that the Company will be able to successfully market, sell and deliver its products in these markets. In addition, due to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as: unexpected changes in regulatory requirements; export restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition. In addition, the Company's subsidiaries in Europe and Japan operate in local currencies, and their results are translated monthly into U.S. dollars. If the value of the U.S. dollar increases relative to foreign currencies, the Company's business, operating results and financial condition could be materially adversely affected. Currently the Company does not employ any hedging strategies against currency exposures and does not anticipate doing so in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Business -- Sales and Marketing" and Note 11 to Notes to Consolidated Financial Statements.

SOFTWARE DEFECTS AND POTENTIAL RELEASE DELAYS

    Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. The Company expects to introduce Unify VISION 3.0 in the third calendar quarter of 1996. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Product Development."

PRODUCT LIABILITY

    The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. In fiscal 1990, the Company was subject to two claims regarding its database product notwithstanding such provisions. In fiscal 1995, one of such claims was settled and the second resulted in a substantial arbitration judgment award against the Company. The sale and support of Unify VISION by the Company may involve the risk of such claims, any of which are likely to be substantial in light of the use of Unify VISION in high-end applications. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. See Note 10 to Notes to Consolidated Financial Statements.

DEPENDENCE UPON KEY PERSONNEL; NEED TO HIRE ADDITIONAL PERSONNEL


    The Company's success depends largely on the efforts and abilities of certain key personnel. The loss of the services of one or more of the Company's executive officers or the inability to recruit additional senior management could have a material adverse effect on the Company's business, operating results and financial condition. In particular, the loss of the services of Mr. Reza Mikailli, the Company's Chief Executive Officer, would materially and adversely affect the Company. The Company does not have any key man insurance on the life of Mr. Mikailli. Loss of other key personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees."


    The success of the Company depends in large part upon the ability of the Company to recruit and retain qualified employees, particularly highly-skilled engineers and direct sales and support personnel. The competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining or recruiting key personnel. Any failure by the Company to expand or retain its engineering, direct sales and support personnel would materially adversely affect the Company's business, operating results and financial condition. See "Business -- Employees."

NEW PERSONNEL; MANAGEMENT OF GROWTH

    Since February 1995, the Company has hired a new senior management team and made significant changes in the Company's organization in order to focus on the development, marketing and support of Unify VISION. Approximately half of the Company's officers were hired within the past 18 months, and the Company intends to hire additional key personnel in the near future. In addition, most of the sales and marketing force was hired during the past 12 months. The Company's potential expansion may also significantly strain the Company's management, financial, customer support, operational and other resources. If the Company achieves successful market acceptance of Unify VISION, the Company may undergo a period of rapid growth. To accommodate this growth, the Company is in the process of implementing a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have a material adverse effect on the Company. Moreover, there can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's future operations. Any rapid growth could require that the Company secure additional facilities or expand in its current facilities. Any move to new facilities or expansion of its present facilities could be disruptive and could have a material adverse effect on the Company's business, operating results and financial condition.

THIRD-PARTY LICENSES

    The Company is dependent on third-party suppliers for certain software such as Galaxy from VISIX Software and RPC Tool from Microsoft which are embedded in certain of its products. Although the Company believes that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company, if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could materially adversely affect the Company's business, operating results and financial condition. See "Business -- Intellectual Property."

FUTURE CAPITAL NEEDS

    The Company believes that the net proceeds of this offering, together with cash flow from operations and other existing sources of liquidity, will be sufficient to meet its projected working capital and other cash requirements through the end of fiscal 1997. However, there is no assurance that future events may not cause the Company to seek additional capital sooner. If additional capital is required, there can be no assurance that it will be available or, if available, that it will be on terms satisfactory to the Company. The sale of additional equity or other securities will result in further dilution of the Company's stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

INTELLECTUAL PROPERTY RIGHTS

    The Company relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

    Although there are no pending lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights or any notices that the Company is infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that the Company will be able to defend such claim or obtain licenses on reasonable terms. The Company's involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in any litigation may subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its products. Any of these situations can have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Intellectual Property."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of shares of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock and the Company's ability to raise capital in the future in the equity markets. In addition to the 2,140,000 shares to be sold in this offering approximately 100,000 shares not subject to lock-up agreements will be eligible for immediate sale in the public market pursuant to Rule 144 and approximately 250,000 additional shares not subject to lock-up agreements will be eligible for sale beginning 90 days after the date of this Prospectus, subject in some cases to compliance with certain volume limitations under Rule 144. Approximately 5,000,000 shares are subject to lock-up agreements with the representatives of the Underwriters pursuant to which such shares cannot be sold for 180 days following the offering without the consent of Montgomery Securities. Commencing 180 days after the date of this Prospectus, upon the expiration of lock-up agreements, substantially all of the Common Stock will be eligible for immediate sale in the public market pursuant to Rule 144, subject in some cases to compliance with certain volume limitations under Rule 144. However, Montgomery Securities in its sole discretion and without notice, may release all or any portion of the securities subject to lock-up agreements for sale in the public market prior to the expiration of the lock-up agreements. Furthermore, the Company intends, ninety days after the consummation of the offering, to register approximately 1,700,000 shares of Common Stock reserved for issuance to its employees, directors and consultants under the Company's Stock Option Plan and Purchase Plan. As of April 30, 1996 options and warrants for the purchase of 914,206 shares of Common Stock were outstanding with an average exercise price of $2.27, of which approximately 295,000 are subject to lock-up agreements. See "Shares Eligible for Future Sale" and "Underwriting."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    There has been no prior public market for the Company's Common Stock, and there can be no assurance that a viable public market for the Common Stock will develop or be sustained after this offering. The initial public offering price is being determined through negotiation between the Company and the Underwriters based upon several factors and may not be an indication of the market price of the Common Stock after the offering. The Company believes that a variety of factors could cause the price of the Company's Common Stock to fluctuate, perhaps substantially, including: announcements of developments related to the Company's business; fluctuations in the Company's operating results and order levels; general conditions in the computer industry or the worldwide economy; announcements of technological innovations; new products or product enhancements by the Company or its competitors; changes in financial estimates by securities analysts; developments in patent, copyright or other intellectual property rights; and developments in the Company's relationships with its customers, distributors and suppliers. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

CONTINUED CONTROL BY MANAGEMENT


    Upon completion of this offering, the officers and directors of the Company and entities affiliated with certain directors, as a group, will hold or be deemed to beneficially own approximately 35.4% of the outstanding Common Stock. Existing management will continue to hold sufficient voting power to enable it to continue to significantly influence the election of directors and the control of the business and affairs of the Company for the foreseeable future. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company. Management has broad discretion in the use of proceeds. In addition, the Company has a substantial number of authorized but unissued shares. Except in limited circumstances, such shares may be issued by the Company without stockholder approval. See "Principal and Selling Stockholders."


EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION AND DELAWARE LAW

    The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of holders of any Preferred Stock that may be issued in the future. The ability to issue Preferred Stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company thereby delaying, deferring or preventing a change in control of the Company. See "Management -- Directors and Executive Officers;" "Principal and Selling Stockholders" and "Description of Capital Stock."


DEFERRED TAX ASSETS



    The Company's accounting for deferred taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. To support the Company's conclusion that a 100% valuation allowance was required, management primarily considered such factors as the Company's history of operating losses and expected near-term future losses, the nature of the Company's deferred tax assets, the lack of significant firm sales backlog, no significant excess of appreciated asset value over the tax basis of the Company's net assets and the absence of taxable income in prior carryback years. Although management's operating plans assume taxable and operating income in future periods, management's evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans were not considered sufficient to overcome the available negative evidence. Based upon the weight of available evidence, the Company has provided a full valuation allowance against its net deferred tax assets as the Company believes that it is more likely than not that the deferred tax assets will not be realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Years Ended April 30, 1995 and 1996 -- Provision for Income Taxes.'


SUBSTANTIAL DILUTION

    Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $9.06 per share in the net tangible book value of the Common Stock. To the extent that outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,850,000 shares of Common Stock offered by the Company hereby, based on an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and commissions and offering expenses, are estimated to be approximately $17,900,000 ($21,200,000 if the Underwriters' over-allotment option is exercised in full).

    The principal reasons for this offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which will facilitate future access by the Company to public equity markets and enhance the ability of the Company to use its Common Stock as consideration for acquisitions.

    The Company intends to use the net proceeds of this offering primarily for working capital and other general corporate purposes, including expansion of the Company's product development and sales and marketing efforts and potential acquisitions. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts. In addition, the Company may make one or more acquisitions of complementary technologies, products or businesses which broaden or enhance the Company's current product offerings. However, the Company has no specific agreements or commitments, and is not currently engaged in any negotiations, with respect to any such acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Pending the uses described above, the net proceeds from this offering will be invested in deposits with banks and in short-term, investment grade, interest-bearing securities, including government obligations and money market instruments.

    The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to finance the growth and development of its business. In addition, under the terms of the Company's existing credit facilities, the payment of dividends is restricted.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of April 30, 1996, (i) on an actual basis, (ii) on a pro forma basis to give effect to the reincorporation of the Company in the State of Delaware, the conversion of all outstanding Preferred Stock into Common Stock (including accrued dividends) and the issuance of 190,459 shares of Common Stock upon the exercise of certain outstanding warrants, and (iii) as adjusted to reflect the sale of the 1,850,000 shares of Common Stock offered by the Company hereby and the receipt and application by the Company of the estimated net proceeds therefrom, based on an assumed initial public offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and offering expenses. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes. See "Use of Proceeds."

                                                                                  APRIL 30, 1996
                                                                     ----------------------------------------
                                                                       ACTUAL     PRO FORMA   AS ADJUSTED (1)
                                                                     ----------  -----------  ---------------
                                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Current portion of long-term debt..................................  $      255   $     255     $       255
                                                                     ----------  -----------  ---------------
                                                                     ----------  -----------  ---------------
Long-term debt.....................................................  $    2,456   $   2,456     $     2,456
Minority interest..................................................         495         495             495
Redeemable preferred stock, $0.001 par value; 2,931,370 shares designated; 2,876,136 shares issued and outstanding; no shares
 authorized, issued or outstanding pro forma and as adjusted.......      26,726      --             --
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value; 7,931,370 shares authorized;
   no shares issued or outstanding pro forma and as adjusted.......      --          --             --
  Common Stock, $0.001 par value, 40,000,000 shares authorized;
   1,884,075 shares issued and outstanding; 5,640,831, shares issued and outstanding pro forma; 7,490,831 shares issued and
   outstanding as adjusted (2).....................................           2           6               7
  Additional paid-in capital.......................................       2,188      28,977          46,902
  Notes receivable from stockholders...............................        (265)       (265)           (265)
  Cumulative translation adjustments...............................        (816)       (816)           (816)
  Accumulated deficit..............................................     (30,282)    (30,282)        (30,282)
                                                                     ----------  -----------  ---------------
      Total stockholders' equity (deficit).........................     (29,173)     (2,380)         15,546
                                                                     ----------  -----------  ---------------
          Total capitalization.....................................  $      504   $     571     $    18,497
                                                                     ----------  -----------  ---------------
                                                                     ----------  -----------  ---------------

- ------------------------
(1) As adjusted to reflect the sale of 1,850,000 shares of Common Stock offered by the Company hereby at the estimated public offering price of $11.00 per share and application of the estimated net proceeds therefrom.

(2) Excludes 914,206 shares of Common Stock issuable upon exercise of options and warrants, 406,620 shares reserved for future issuances under the Stock Option Plan and 400,000 shares reserved for future issuances under the Purchase Plan. See "Management" and Notes 5 and 12 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The pro forma net tangible book deficit of the Company as of April 30, 1996 was $3,430,000, or $0.61 per share of Common Stock. Pro forma net tangible book deficit per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 1,850,000 shares of Common Stock offered by the Company hereby and the receipt by the Company of the estimated net proceeds therefrom, based on an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses, the pro forma as adjusted net tangible book value of the Company as of April 30, 1996 would have been $14,496,000 or $1.94 per share. This represents an immediate increase in pro forma net tangible book value of $2.55 per share to existing stockholders and an immediate dilution of $9.06 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................             $   11.00
Pro forma net tangible book deficit per share as of April 30,
 1996..............................................................  $   (0.61)
Increase in net tangible book value per share attributable to new
 investors.........................................................       2.55
                                                                     ---------
Pro forma as adjusted net tangible book value per share after the
 offering..........................................................                  1.94
                                                                                ---------
Dilution per share to new investors................................             $    9.06
                                                                                ---------
                                                                                ---------

    The following table sets forth on a pro forma basis as of April 30, 1996, the existing stockholders and new investors with respect to number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid (based upon an assumed initial public offering price of $11.00 per share and before deducting the estimated underwriting discounts and commissions and offering expenses):

                                          SHARES PURCHASED (1)        TOTAL CONSIDERATION
                                        ------------------------  ---------------------------  AVERAGE PRICE
                                          NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                        -----------  -----------  --------------  -----------  -------------
Existing stockholders.................    5,640,831         75.3% $   23,386,000         53.5%   $    4.15
New investors.........................    1,850,000         24.7      20,350,000         46.5        11.00
                                        -----------      -----    --------------      -----
    Total.............................    7,490,831        100.0% $   43,736,000        100.0%
                                        -----------      -----    --------------      -----
                                        -----------      -----    --------------      -----


    The foregoing tables exclude (i) 878,457 shares of Common Stock issuable upon exercise of outstanding options including options under the Company's Stock Option Plan, of which 254,530 are exercisable as of April 30, 1996, or within 60 days thereafter, (ii) 406,620 shares of Common Stock reserved for future issuance under the Stock Option Plan and (iii) 35,749 shares of Common Stock reserved for issuance upon exercise of currently exercisable outstanding warrants. The weighted average exercise price per share of the Company's outstanding stock options is $2.00 and the weighted average exercise price per share of the outstanding warrants is $8.88. See "Management;" and "Description of Capital Stock."

- ------------------------
(1) Sales by the Selling Stockholders in this offering will cause the number of shares held by the existing stockholders to be reduced to 5,350,831, or approximately 71.4% of the shares of Common Stock to be outstanding after this offering, and will increase the number of shares to be purchased by new stockholders to 2,140,000, or 28.6% of the total number of shares of Common Stock to be outstanding after this offering. Assuming full exercise of the Underwriters' over-allotment option, the percentage of shares held by existing stockholders would be 68.5% of the total number of shares of Common Stock to be outstanding after this offering, and the number of shares held by new stockholders would be increased to 2,461,000 shares, or 31.5% of the total number of shares of Common Stock to be outstanding after this offering. See "Management" and "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended April 30, 1994, 1995 and 1996 and the consolidated balance sheet data at April 30, 1995 and 1996 are derived from the audited consolidated financial statements included elsewhere herein. The consolidated statement of operations data for the years ended April 30, 1992 and 1993 and the consolidated balance sheet data at April 30, 1992, 1993 and 1994 are derived from audited consolidated financial statements not included in this Prospectus.

                                                                         YEARS ENDED APRIL 30,
                                                         -----------------------------------------------------
                                                           1992       1993       1994       1995       1996
                                                         ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses....................................  $  25,566  $  23,882  $  19,048  $  17,995  $  20,444
  Services.............................................     10,958     13,278     11,501     10,854      9,721
                                                         ---------  ---------  ---------  ---------  ---------
    Total revenues.....................................     36,524     37,160     30,549     28,849     30,165
                                                         ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  Software licenses....................................      2,769      2,400      3,262      2,787      2,059
  Services.............................................      4,753      6,772      6,215      5,786      4,332
                                                         ---------  ---------  ---------  ---------  ---------
    Total cost of revenues.............................      7,522      9,172      9,477      8,573      6,391
                                                         ---------  ---------  ---------  ---------  ---------
Gross margin...........................................     29,002     27,988     21,072     20,276     23,774
                                                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Product development..................................      4,778      5,878      5,598      5,324      5,805
  Selling, general and administrative..................     28,776     24,389     19,795     15,000     18,920
  Restructuring charges................................     --            719        570        431     --
                                                         ---------  ---------  ---------  ---------  ---------
    Total operating expenses...........................     33,554     30,986     25,963     20,755     24,725
                                                         ---------  ---------  ---------  ---------  ---------
    Loss from operations...............................     (4,552)    (2,998)    (4,891)      (479)      (951)
Other income (expense), net............................        655        533     (1,830)       392        176
                                                         ---------  ---------  ---------  ---------  ---------
    Loss before income taxes...........................     (3,897)    (2,465)    (6,721)       (87)      (775)
Provision for income taxes.............................       (478)      (252)      (342)      (392)      (163)
                                                         ---------  ---------  ---------  ---------  ---------
    Net loss...........................................  $  (4,375) $  (2,717) $  (7,063) $    (479) $    (938)
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Pro forma net loss per share...........................                                   $   (0.08) $   (0.18)
                                                                                          ---------  ---------
                                                                                          ---------  ---------
Shares used in computing pro forma net loss per share
 (1)...................................................                                       5,639      5,327
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                                                                             APRIL 30,
                                                     ----------------------------------------------------------
                                                        1992        1993        1994        1995        1996
                                                     ----------  ----------  ----------  ----------  ----------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................  $    7,292  $    4,730  $    2,495  $    3,776  $    3,028
Working capital (deficit)..........................       5,575       1,803      (4,518)     (3,116)     (3,183)
Total assets.......................................      22,104      19,866      13,081      12,681      12,997
Long-term debt, net of current portion.............         959         803         471       1,488       2,456
Redeemable preferred stock.........................      21,466      21,466      23,219      24,973      26,726
Total stockholders' deficit........................     (12,502)    (15,365)    (24,287)    (26,628)    (29,173)

- ------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the number of shares used to compute pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company develops, markets and supports Unify VISION, an advanced client/server application development environment for the development, deployment and management of high-end scalable applications. The Company is also continuing to market and enhance Unify ACCELL, a family of 4GL application development tools, and Unify DataServer, a family of database management system products.

    The Company was founded in 1980 to develop a UNIX-based database and in 1990 began focusing on the development of application development tools compatible with the Company's database as well as databases offered by other companies such as Oracle and Informix. In response to the expected growth in client/server computing, the Company determined in 1992 to concentrate its product development efforts on advanced client/server development tools resulting in the introduction of an initial version of Unify VISION in December 1993 which was directed at entry-level workgroup applications. In response to the emerging market for high-end scalable development tools, the Company developed Unify VISION 2.0, a significant enhancement to the initial release including a new product architecture. Unify VISION 2.0 was introduced in March 1995. Since February 1995, the Company has hired a new senior management team and made significant changes in the Company's organization. In particular, the Company's sales and marketing organization has been significantly changed with most personnel having been hired after May 1995.

    The Company's strategy is to aggressively market and enhance Unify VISION. The Company continues to support its extensive installed base of Unify ACCELL and DataServer products, which represents a significant source of potential Unify VISION customers. The Company also generates significant revenue from services, including customer maintenance, consulting and training. The following table sets forth the revenues from licenses of the Company's Unify VISION and Unify ACCELL and DataServer products and services revenue for the periods indicated:

                                                                                      YEARS ENDED APRIL 30,
                                                                                 -------------------------------
                                                                                   1994       1995       1996
                                                                                 ---------  ---------  ---------
                                                                                         (IN THOUSANDS)
License revenues:
  Unify VISION.................................................................  $     708  $   2,176  $   5,009
  Unify ACCELL and DataServer..................................................     18,340     15,819     15,435
                                                                                 ---------  ---------  ---------
    Total license revenues.....................................................     19,048     17,995     20,444
Services revenues..............................................................     11,501     10,854      9,721
                                                                                 ---------  ---------  ---------
    Total revenues.............................................................  $  30,549  $  28,849  $  30,165
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    The Company currently is focusing its product development and sales and marketing resources principally on Unify VISION. The Company expects that revenues from Unify VISION and related services will account for substantially all of the growth, if any, in the Company's total revenues during the foreseeable future. The Company expects that revenues from Unify ACCELL and DataServer will continue to decline. As a result, factors adversely affecting the pricing of or demand for Unify VISION could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Dependence on New Product Acceptance; Dependence on Growth of High-end Client/Server Tools Market;" "-- Anticipated Decline in Revenue from Mature Products" and "-- Intense Competition."

    The Company incurred net losses in four of the last eight quarters and in each of the last five fiscal years. As of April 30, 1996 the Company had an accumulated deficit of $30.3 million. Although the Company's total revenues increased in fiscal 1996 from fiscal 1995, the Company's total revenues had decreased in both fiscal 1994 and 1995. There can be no assurance that any of the Company's business strategies will be successful or that the Company will be able to sustain profitability on a quarterly or annual basis. See "Risk Factors
- -- History of Operating Losses; Transition of Business" and "-- Fluctuating Quarterly Results and Seasonality."


    The Company licenses its software through its direct sales force in the U.S., Europe and Japan and through distributors and VARs worldwide. Revenues from distributors and VARs accounted for approximately 61%, 59%, and 60% of the Company's software license revenues for fiscal 1994, 1995 and 1996, respectively. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in maintaining existing and establishing additional relationships with distributors and VARs worldwide. See "Risk Factors -- Dependence on Resellers."


    The Company recognizes software license revenue when a non-cancelable license agreement has been executed, the product has been shipped, all significant contractual obligations have been satisfied and collection of the resulting receivable is deemed probable by management. Maintenance revenue is recognized ratably over the maintenance period, and revenues from consulting and training services are recognized as performed. Software licenses include both development licenses and run-time licenses. License fees from Unify VISION are generally based upon the number of developers or end users, as applicable.


RESULTS OF OPERATIONS

    The following table sets forth the consolidated statement of operations data of the Company expressed as a percent of total revenues for the periods indicated:

                                                                                              YEARS ENDED APRIL 30,
                                                                                      -------------------------------------
                                                                                         1994         1995         1996
                                                                                      -----------  -----------  -----------
Revenues:
  Software licenses.................................................................       62.4 %       62.4 %       67.8 %
  Services..........................................................................       37.6         37.6         32.2
                                                                                          -----        -----        -----
    Total revenues..................................................................      100.0        100.0        100.0
                                                                                          -----        -----        -----
Cost of revenues:
  Software licenses.................................................................       10.7          9.7          6.8
  Services..........................................................................       20.3         20.0         14.4
                                                                                          -----        -----        -----
    Total cost of revenues..........................................................       31.0         29.7         21.2
                                                                                          -----        -----        -----
Gross margin........................................................................       69.0         70.3         78.8
                                                                                          -----        -----        -----
Operating expenses:
  Product development...............................................................       18.3         18.4         19.3
  Selling, general and administrative...............................................       64.8         52.0         62.7
  Restructuring charges.............................................................        1.9          1.5        --
                                                                                          -----        -----        -----
    Total operating expenses........................................................       85.0         71.9         82.0
                                                                                          -----        -----        -----
    Loss from operations............................................................      (16.0)        (1.6)        (3.2)
Other income (expense), net.........................................................       (6.0)         1.3          0.6
                                                                                          -----        -----        -----
    Loss before income taxes........................................................      (22.0)        (0.3)        (2.6)
Provision for income taxes..........................................................       (1.1)        (1.4)        (0.5)
                                                                                          -----        -----        -----
    Net loss........................................................................      (23.1)%       (1.7)%       (3.1)%
                                                                                          -----        -----        -----
                                                                                          -----        -----        -----

COMPARISON OF YEARS ENDED APRIL 30, 1995 AND 1996

    TOTAL REVENUES

    The Company's total revenues include software license revenues from sales of its Unify VISION, Unify ACCELL and DataServer products, as well as service revenues from maintenance, consulting services and training. Total revenues for fiscal 1996 increased 5% to $30.2 million from $28.8 million for fiscal 1995.

    International revenues include all software license and service revenues from locations other than the United States. International revenues from the Company's direct sales organizations in Europe and Japan and from distributors and resellers in all international locations accounted for 56% of total revenues for each of fiscal 1996 and 1995.

    SOFTWARE LICENSES. Software license revenues for fiscal 1996 increased 14% to $20.4 million from $18.0 million for fiscal 1995. Software license revenues from Unify VISION 2.0 increased 130% to $5.0 million for fiscal 1996 from $2.2 million for fiscal 1995. This increase reflects increased acceptance of Unify VISION and increased sales through the Company's direct sales organization in the U.S. Software license revenues from Unify ACCELL and DataServer were consistent from year to year. The Company expects that revenues from these products will decline in future periods.

    SERVICES. Service revenues for fiscal 1996 decreased 10% to $9.7 million from $10.9 million for fiscal 1995. The decrease in service revenues during this period was primarily the result of a decline in consulting revenue following a strategic shift away from consulting services which do not directly support new product sales.

    COST OF REVENUES

    COST OF SOFTWARE LICENSES. Cost of software licenses consists primarily of product documentation, packaging and production costs in the U.S. and Japan, royalties paid for licensed technology, costs related to funded development contracts, and amortization of capitalized software development costs. Cost of software licenses for fiscal 1996 decreased to $2.1 million, or 10% of software license revenues, as compared to $2.8 million, or 15% of software license revenues, for fiscal 1995. Amortization of capitalized software development costs decreased to $0.6 million in fiscal 1996 from $1.1 million for fiscal 1995.

    COST OF  SERVICES.    Cost  of  services  consists  primarily  of  employee,
facilities and travel costs incurred in providing customer support under software maintenance contracts and consulting and training services. Cost of services for fiscal 1996 decreased to $4.3 million, or 45% of service revenues, as compared to $5.8 million, or 53% of service revenues for fiscal 1995. The decrease in cost of services during this period was primarily due to a decline in total consulting staff. Cost of services as a percentage of revenue declined in fiscal 1996 as a result of improved consulting staff productivity. The Company expects to gradually increase its consulting staff from current levels.

    OPERATING EXPENSES

    PRODUCT DEVELOPMENT. Product development expenses consist primarily of employee and facilities costs incurred in the development and testing of new products and in the porting of new and existing products to additional hardware platforms and operating systems. Product development expenditures for fiscal 1996 remained relatively constant at $5.8 million, or 19% of total revenues, as compared to $5.7 million, or 20% of total revenues, for fiscal 1995. The Company believes that substantial investment in product development is critical to maintaining technological leadership and therefore expects product development expenditures to increase in fiscal 1997.


    Software development costs have been accounted for in accordance with SFAS No. 86. Under this standard, capitalization of software development costs begins upon the establishment of technological feasibility. The Company begins capitalization upon completion of a working model and amortizes capitalized software development costs over the estimated useful life of the products, generally one to three years. In accordance with this policy, there were no capitalizable software development costs in fiscal 1996 and $0.4 million of such costs in fiscal 1995. As of April 30, 1996, all capitalized software development costs had been fully amortized. See Note 1 of Notes to Consolidated Financial Statements.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative (SG&A) expenses consist primarily of salaries, bonuses and commissions, promotional and travel expenses, professional services, facilities and bad debt expenses. SG&A expenses for fiscal 1996 increased to $18.9 million, or 63% of total revenues, as compared to $15.0 million, or 52% of total revenues, for fiscal 1995. The percent and dollar increases in fiscal 1996 SG&A expenses were due to the recruitment of several key employees which filled open positions in the U.S. sales and marketing organizations and to an increase in promotional and travel expenses related to the launch of Unify VISION 2.0. The Company anticipates additional legal, accounting and other administrative expenses as a result of becoming a publicly traded company. The Company intends to continue to increase its expenditures in SG&A in absolute dollars.


    OTHER INCOME (EXPENSE), NET. Other income (expense), net, consists of the minority interest in the Company's Japanese joint venture, exchange gains and losses, and interest earned by the Company on its cash and cash equivalents, offset by interest expense on long-term debt. Other income was $0.2 million for fiscal 1996 and $0.4 million for fiscal 1995. Other income for fiscal 1995 also includes a $0.3 million loss from litigation offset by a $0.3 million nonrecurring gain from the forgiveness of amounts due to the minority interest stockholders of the Company's Japanese subsidiary. The Company's subsidiaries in Europe and Japan operate in local currencies. To date, foreign currency gains and losses have been immaterial; however, if the value of the U.S. dollar increases relative to foreign currencies, the Company's business, operating results and financial condition could be materially adversely affected. Currently, the Company does not employ any hedging strategies against currency exposures and does not anticipate doing so in the near future.



    PROVISION FOR INCOME TAXES. The Company has accounted for income taxes in accordance with the provisions of SFAS No. 109 for all periods presented. Under SFAS No. 109, the Company recognizes deferred tax assets and liabilities for the expected future consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company had available federal net operating loss carryforwards of approximately $10.7 million as of April 30, 1996. Under current tax legislation, the Company's utilization of its operating loss carryforwards may be limited or impaired in certain circumstances resulting from a change in ownership. See Note 6 of Notes to Consolidated Financial Statements. After utilization of its net operating loss carryforwards, the Company expects that its effective tax rate will approximate the statutory rate.



    The Company has provided a full valuation allowance against its net deferred tax assets as it has determined that it is more likely than not that the deferred tax assets will not be realized. The Company's accounting for deferred taxes under SFAS No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. To support the Company's conclusion that a 100% valuation allowance was required, management primarily considered such factors as the Company's history of operating losses and expected near-term future losses, the nature of the Company's deferred tax assets, the lack of significant firm sales backlog, no significant excess of appreciated asset value over the tax basis of the Company's net assets and the absence of taxable income in prior carryback years. Although management's operating plans assume taxable and operating income in future periods, management's evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans were not considered sufficient to overcome the available negative evidence.


COMPARISON OF YEARS ENDED APRIL 30, 1994 AND 1995

    TOTAL REVENUES

    Total revenues for fiscal 1995 decreased 6% to $28.8 million from $30.5 million for fiscal 1994. The decrease in total revenues was primarily due to declining software license revenues from Unify ACCELL and DataServer products, partially offset by increases in Unify VISION sales.

    International revenues were 56% of total revenues in fiscal 1995 as compared to 51% of total revenues in fiscal 1994.

    SOFTWARE LICENSES. Software license revenues for fiscal 1995 decreased 6% to $18.0 million from $19.0 million for fiscal 1994. During fiscal 1995, revenues from Unify ACCELL and DataServer products declined to $15.8 million as compared to $18.3 million for fiscal 1994. Revenues from Unify VISION, which was first introduced in December 1993, were $2.2 million during fiscal 1995 as compared to $0.7 million in fiscal 1994.

    SERVICES. Service revenues for fiscal 1995 decreased 6% to $10.9 million from $11.5 million for fiscal 1994. The decrease was primarily attributable to a $1.4 million decrease in consulting and training revenue, partially offset by an increase in maintenance revenues.

    COST OF REVENUES

    COST OF SOFTWARE LICENSES. Cost of software licenses in fiscal 1995 was $2.8 million, or 15% of software license revenues, as compared to $3.3 million, or 17% of software license revenues, in fiscal 1994. Fiscal 1994 cost of software licenses included higher costs associated with the development and production of documentation and packaging for the new Unify VISION product. Amortization of capitalized software development costs decreased to $1.1 million in fiscal 1995 from $1.4 million for fiscal 1994.

    COST OF SERVICES. Cost of services in fiscal 1995 was $5.8 million, or 53% of service revenues, as compared to $6.2 million, or 54% of service revenues, in fiscal 1994. The decrease in fiscal 1995 consulting costs due to the reduction of subcontractor costs after the completion of a large consulting contract in fiscal 1994 was partially offset by increased costs associated with customer support following the introduction of Unify VISION.

    OPERATING EXPENSES

    PRODUCT DEVELOPMENT. Product development expenditures in fiscal 1995 were $5.7 million, or 20% of total revenues, as compared to $6.3 million, or 21% of total revenues, in fiscal 1994. The decrease in expenditures was the result of a cost reduction program instituted in the third quarter of fiscal 1994, and, to a lesser extent, efficiencies associated with the automation of software testing and the purchase of third-party software for integration into the Company's products. Capitalized software development costs were $0.4 million and $0.8 million, or 1% and 2%, of total revenues in fiscal 1995 and 1994, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses in fiscal 1995 were $15.0 million, or 52% of total revenues, as compared to $19.8 million, or 65% of total revenues, in fiscal 1994. The percent and dollar decreases in fiscal 1995 from fiscal 1994 were primarily the result of a cost reduction program instituted in the third quarter of fiscal 1994, significantly lower promotional spending and lower legal expenses.

    RESTRUCTURING CHARGE. The Company recorded restructuring charges of $0.4 million in fiscal 1995 and $0.6 million in fiscal 1994. The restructuring charges represent costs associated with consolidation of facilities, reorganization activities connected with reductions in work force and severance. In fiscal 1995 the Company reorganized its operations, particularly its sales and marketing staff, to focus on the opportunities for Unify VISION in the high-end application development tools market. See Note 7 of Notes to Consolidated Financial Statements.


    OTHER INCOME (EXPENSE), NET. Other income was $0.4 million in fiscal 1995 and other expense was $1.8 million in fiscal 1994. Fiscal 1994 other expense includes a charge of $2.2 million for settlement of litigation relating to two product disputes. Fiscal 1995 other income includes a charge of $0.3 million for settlement of litigation and a $0.3 million nonrecurring gain from the forgiveness of amounts due to the minority interest stockholders of the Company's Japanese subsidiary. See Notes 8 and 10 of Notes to Consolidated Financial Statements.


    PROVISION FOR INCOME TAXES. In fiscal 1995 and 1994, the Company recorded no federal income tax provision due to net losses in those periods. The Company recorded a tax provision related primarily to foreign income tax withholding on software license royalties paid to the Company by certain foreign licensees.

QUARTERLY INFORMATION

    The following tables set forth certain unaudited consolidated statement of operations data for the eight quarters ended April 30, 1996, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Such statement of operations data should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

                                                                    QUARTERS ENDED
                                ---------------------------------------------------------------------------------------
                                JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,
                                  1994       1994       1995       1995        1995       1995       1996       1996
                                --------   --------   --------   ---------   --------   --------   --------   ---------
                                                                    (IN THOUSANDS)
Revenues:
  Software licenses...........   $ 4,329    $ 4,580    $ 4,559    $4,527      $ 3,618    $ 4,777    $ 5,749    $6,300
  Services....................     2,793      2,722      2,626     2,713        2,494      2,484      2,333     2,410
                                --------   --------   --------   ---------   --------   --------   --------   ---------
    Total revenues............     7,122      7,302      7,185     7,240        6,112      7,261      8,082     8,710
                                --------   --------   --------   ---------   --------   --------   --------   ---------
Cost of revenues:
  Software licenses...........       678        721        570       818          549        509        456       545
  Services....................     1,366      1,438      1,446     1,536        1,069        960      1,148     1,155
                                --------   --------   --------   ---------   --------   --------   --------   ---------
    Total cost of revenues....     2,044      2,159      2,016     2,354        1,618      1,469      1,604     1,700
                                --------   --------   --------   ---------   --------   --------   --------   ---------
Gross margin..................     5,078      5,143      5,169     4,886        4,494      5,792      6,478     7,010
                                --------   --------   --------   ---------   --------   --------   --------   ---------
Operating expenses:
  Product development.........     1,385      1,289      1,138     1,512        1,401      1,532      1,464     1,408
  Selling, general and
   administrative.............     3,578      3,740      3,816     3,866        4,211      4,611      4,984     5,114
  Restructuring charge........     --         --         --          431        --         --         --        --
                                --------   --------   --------   ---------   --------   --------   --------   ---------
    Total operating
     expenses.................     4,963      5,029      4,954     5,809        5,612      6,143      6,448     6,522
                                --------   --------   --------   ---------   --------   --------   --------   ---------
    Income (loss) from
     operations...............       115        114        215      (923)      (1,118)      (351)        30       488
Other income (expense), net...      (101)        90        162       241          204         33         (2)      (59)
                                --------   --------   --------   ---------   --------   --------   --------   ---------
  Income (loss) before income
   taxes......................        14        204        377      (682)        (914)      (318)        28       429
Provision for income taxes....      (123)      (109)       (45)     (115)         (65)       (44)       (14)      (40)
                                --------   --------   --------   ---------   --------   --------   --------   ---------
  Net income (loss)...........   $  (109)   $    95    $   332    $ (797)     $  (979)   $  (362)   $    14    $  389
                                --------   --------   --------   ---------   --------   --------   --------   ---------
                                --------   --------   --------   ---------   --------   --------   --------   ---------

    The following table sets forth certain unaudited quarterly financial information of the Company for each of the Company's last eight fiscal quarters expressed as a percent of total revenues for the periods indicated.

                                                                              QUARTERS ENDED
                                          ---------------------------------------------------------------------------------------
                                          JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,
                                            1994       1994       1995       1995        1995       1995       1996       1996
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
Revenues:
  Software licenses.....................    60.8%      62.7%      63.5%       62.5%      59.2%      65.8%      71.1%       72.3%
  Services..............................    39.2       37.3       36.5        37.5       40.8       34.2       28.9        27.7
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
    Total revenues......................   100.0      100.0      100.0       100.0      100.0      100.0      100.0       100.0
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
Cost of revenues:
  Software licenses.....................     9.5        9.9        8.0        11.3        9.0        7.0        5.6         6.3
  Services..............................    19.2       19.7       20.1        21.2       17.5       13.2       14.2        13.2
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
    Total cost of revenues..............    28.7       29.6       28.1        32.5       26.5       20.2       19.8        19.5
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
Gross margin............................    71.3       70.4       71.9        67.5       73.5       79.8       80.2        80.5
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
Operating expenses:
  Product development...................    19.4       17.7       15.8        20.9       22.9       21.1       18.1        16.2
  Selling, general and administrative...    50.3       51.2       53.1        53.4       68.9       63.5       61.7        58.7
  Restructuring charge..................    --         --         --           6.0       --         --         --         --
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
    Total operating expenses............    69.7       68.9       68.9        80.3       91.8       84.6       79.8        74.9
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
Income (loss) from operations...........     1.6        1.5        3.0       (12.8)     (18.3)      (4.8)       0.4         5.6
Other income (expense), net.............    (1.4)       1.3        2.3         3.3        3.3        0.4       --          (0.6)
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
  Income (loss) before income taxes.....     0.2        2.8        5.3        (9.5)     (15.0)      (4.4)       0.4         5.0
Provision for income taxes..............    (1.7)      (1.5)      (0.7)       (1.5)      (1.0)      (0.6)      (0.2)       (0.5)
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
  Net income (loss).....................    (1.5)%      1.3%       4.6%      (11.0)%    (16.0)%     (5.0)%      0.2%        4.5%
                                          --------   --------   --------   ---------   --------   --------   --------   ---------
                                          --------   --------   --------   ---------   --------   --------   --------   ---------

    Fiscal 1995 software license and service revenues were primarily from the Company's more mature Unify ACCELL and DataServer product families and were flat quarter to quarter. The Company introduced Unify VISION 2.0, its advanced client/server application development environment, in March 1995. Total revenues declined in the first quarter of fiscal 1996 due to seasonality and to the fact that the U.S. sales organization was in the process of restaffing and retraining. Revenues increased in the second, third and fourth quarters of fiscal 1996 due to improved productivity in the U.S. sales organization, increased sales of Unify VISION 2.0 worldwide and several large Unify ACCELL and DataServer product sales.

    The following table sets forth the revenues from licenses of the Company's Unify VISION and Unify ACCELL and DataServer products and service revenues for each quarter of fiscal 1996.

                                                                  QUARTERS ENDED
                                                  ----------------------------------------------
                                                  JUL. 31,   OCT. 31,   JAN. 31,     APRIL 30,
                                                    1995       1995       1996         1996
                                                  ---------  ---------  ---------  -------------
                                                          (IN THOUSANDS)
License revenues:
  Unify VISION..................................  $     540  $   1,012  $   1,426    $   2,031
  Unify ACCELL and DataServer...................      3,078      3,765      4,323        4,269
                                                  ---------  ---------  ---------  -------------
    Total license revenues......................      3,618      4,777      5,749        6,300
Services revenues...............................      2,494      2,484      2,333        2,410
                                                  ---------  ---------  ---------  -------------
    Total revenues..............................  $   6,112  $   7,261  $   8,082    $   8,710
                                                  ---------  ---------  ---------  -------------
                                                  ---------  ---------  ---------  -------------


    In the fourth quarter of fiscal 1995, the increase in cost of software licenses was due primarily to a one-time, $210,000 write off of prepaid third-party royalties on fiscal 1993 revenue the recognition of which had been deferred due to the uncertainty of its collection; it was determined in fiscal 1995 that recognition of this revenue was unlikely and the related royalties were therefore charged to expense. The increase in cost of services in the fourth quarter of fiscal 1995 was due to a one-time, $210,000 write off of prepaid maintenance costs which were determined to have no future value.


    The Company kept staffing levels and operating expenses relatively stable during fiscal 1995 in order to minimize net losses in a period of flat revenues. Quarterly product development expenditures were stable in fiscal 1995 and 1996. SG&A expenses increased quarter by quarter in fiscal 1996 due to the restaffing of the U.S. sales and marketing organizations and to increasing promotional and travel expenses related to the launch of Unify VISION 2.0.

    The Company's quarterly operating results have varied significantly in the past, and the Company expects that such results are likely to vary significantly from time to time in the future. Such variations result from, among other matters, the following: the size and timing of significant orders and their fulfillment; demand for the Company's products; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; changes in pricing policies by the Company or its competitors; changes in the level of operating expenses; changes in the Company's sales incentive plans; budgeting cycles of its customers; customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors; product life cycles; product defects and other product quality problems; personnel changes; the results of international expansion; currency fluctuations; seasonal trends and general domestic and international economic and political conditions. The Company typically receives a number of orders ranging in size from several hundred thousand dollars to approximately $1 million in any fiscal quarter. Because a significant portion of the Company's revenues has been, and the Company believes will continue to be, derived from such large orders, the timing of such orders and their fulfillment has caused and is expected to continue to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. In addition, the Company intends to continue to expand its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.

    Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast. Revenues are also difficult to forecast because the market for client/server application development software is rapidly evolving, and the Company's sales cycle, from initial evaluation to purchase and the provision of support services, is lengthy and varies substantially from customer to customer. Because the Company normally ships products within a short time after it receives an order, it typically does not have any material backlog. As a result, to achieve its quarterly revenue objectives, the Company is dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a quarter, the Company generally recognizes a substantial portion of its revenues at the end of a quarter. As the Company's expense levels are based in significant part on the Company's expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, net income is likely to be disproportionately adversely affected. The Company is increasing its sales, marketing and product development expenditures, and operating results will be materially adversely affected if the Company does not achieve revenue growth. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis in the future. Due to the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

    The Company expects that its operating results will be affected by seasonal trends. The Company believes that it is likely that it will experience relatively higher revenues in its quarters ending April 30 and relatively lower revenues in its quarters ending July 31 as a result of efforts by its direct sales force to meet fiscal year-end sales quotas. The Company also anticipates that it may also experience relatively weaker demand in the quarters ending July 31 and October 31 as a result of reduced sales activity in Europe during the summer months. In particular, due to the foregoing factors and to increased investments in selling, general and administrative and research and development expenses in advance of the release of UNIFY VISION 3.0, the Company expects that it will incur an operating loss for the quarter ending July 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has principally financed its operations and investments in property and equipment through the private sale of equity securities, totaling $23.3 million, equipment lease and bank lines of credit which have been substantially repaid, and a $3.0 million stockholder line of credit.

    The Company used cash from operations of $0.9 million in fiscal 1994, generated cash from operations of $1.3 million in fiscal 1995 and used cash from operations of $1.1 million in fiscal 1996. Cash used in fiscal 1996 was primarily due to increased accounts receivable. In fiscal 1994, 1995 and 1996, the Company's investing activities have consisted primarily of purchases of property and equipment and capitalization of software development costs.


    As of April 30, 1996, the Company had $3.0 million in cash and cash equivalents and negative working capital of $3.2 million. The Company has a $3.0 million line of credit provided by certain stockholders of the Company which expires in July 1997. Advances under the stockholder provided credit facility are made at the discretion of the lenders and bear interest at 3.75% per annum. The amount outstanding on this line of credit as of April 30, 1996 was $2.3 million. The Company also has a $2.5 million revolving line of credit with a bank which expires in March 1997. Total borrowings under this line are generally limited to 80% of eligible accounts receivable and up to $500,000 may be used separately to finance equipment purchases with no receivable borrowing limitation. Borrowings bear interest at 2.75% and 3.50% over the bank's prime lending rate for accounts receivable based and equipment borrowings, respectively. See Notes 3, 4 and 5 of Notes to Consolidated Financial Statements.


    The Company believes that the net proceeds from the offering, anticipated cash flow from operations, and its existing cash, cash equivalents and unused borrowing capacity will be sufficient to meet its cash requirements during the next 12 months. Thereafter, depending on its rate of growth and profitability, the Company may require additional equity or debt financing to meet its working capital requirements or capital equipment needs. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to the Company.

                                    BUSINESS

THE COMPANY

    Unify Corporation ("Unify" or the "Company") develops, markets and supports client/server application development tools and database management software products. In March 1995, the Company introduced Unify VISION 2.0, an advanced client/server application development environment for the development, deployment and management of high-end scalable applications. Unify VISION combines a powerful and scalable client/server architecture with a flexible and easy-to-use rapid application development technology. The Company is continuing to market and enhance Unify ACCELL, a family of fourth generation language ("4GL") application development tools and Unify DataServer, a family of database management system products. As of April 30, 1996, the Company had licensed Unify VISION to over 175 customers and Unify ACCELL and DataServer products to over 2,000 customers worldwide.

    The Company's products are marketed and sold through the Company's direct sales force in the U.S. and through subsidiaries in Japan, England, France, the Netherlands and Germany and through a network of distributors and value added resellers ("VARs") worldwide. Significant customers that have licensed Unify VISION include, among others, Amoco, Fannie Mae, Glaxo, Hewlett-Packard, Merrill Lynch, the National Security Agency, NYNEX, Pacific Bell and Sumitomo Metal
Industries Ceramics. The Company's largest VAR customers include Computron Software, General Instrument, Northern Telecom, Triad Systems and Westinghouse Security Electronics.

INDUSTRY BACKGROUND

    Information technology ("IT") has increasingly become central to almost all aspects of business operations from customer ordering and support to manufacturing systems to domestic and international financial systems. Historically, large organizations relied upon mainframe and mini-computers, which offered reliability, streamlined control and scalability for multiple users running transaction-intensive applications. However, the combination of significant price/performance advances in computing capabilities and increased competitive pressures to lower costs, improve performance and increase flexibility and responsiveness have led organizations to attempt to manage more of their business over networks of "client" and "server" computers. The move to enterprise-wide "client/server" systems often requires that organizations integrate diverse hardware and software environments which are distributed in multiple locations. At the same time, organizations are increasingly automating business processes. Such organizations are demanding timely delivery of easy-to-use, robust and flexible applications. Addressing these requirements concurrently creates significant challenges in developing, deploying and managing applications.

    The initial adoption of client/server computing occurred primarily at an entry level, typically for small workgroups. These entry-level client/server applications generally require relatively simple data sharing, generate low network traffic, involve limited, simple transactions and source information from a single shared central database. Entry-level applications have been based upon a two-tier architecture with the application generally running on a single desktop PC platform (first tier) with all data transferred to the client over a network from a single shared database server (second tier). The success of entry-level client/server applications has led organizations to extend client/server computing through more of the business enterprise to address business-critical operations. These new "high-end" applications are significantly more difficult to develop and deploy as compared to entry-level applications in that they must address issues such as support of distributed heterogeneous environments; high volumes of complex on-line transaction processing; and substantial numbers of concurrent enterprise-wide users.

    The migration by many organizations toward client/server computing has created significant demand for applications and their associated development tools. According to the Hurwitz Consulting Group, the annual market size for client/server development tools is projected to increase from approximately $600 million as of November 1995 to approximately $2.5 billion by the year 2000. This market

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includes both  the  development  tools  offered  by  major  relational  database
vendors,   which  currently  capture  a   significant  portion  of  the  overall
client/server tools market, as well as the developers of database-independent tools.

    The first generation of independent tools vendors, such as Powersoft with its PowerBuilder product, addressed the need for database independence in the development of entry-level client/server applications and provided easy-to-use graphical tools. However, such entry-level tools have proven to be ineffective in implementing high-end client/server applications. As the number of users increase and applications become more complex, the network becomes burdened by the amount of data which must be transferred to desktop PCs. Further, the requirement for PC-only processing is a limiting factor for applications which require increasingly complex and concurrent processing by multiple users. The architecture of entry-level tools generally does not support "application partitioning," in which application functions can be divided and processed on multiple servers and not limited to processing only on the desktop PC. In addition to this lack of scalability, the architectures of entry-level application development tools do not support advanced development methodologies, heterogeneous computing environments with multiple development and deployment platforms, or advanced applications management and maintenance functionality.

    Organizations seeking to deliver high-end client/server applications confront multiple business issues. These include the cost of development, the requirement to rapidly develop and deploy applications and the cost of maintaining and extending applications as organizations evolve. Faced with these issues and the pressure to address a growing backlog of business-critical applications, many organizations are choosing to move, or "migrate," to high-end client/server applications on an incremental basis rather than pursue a full-scale enterprise-wide development process. This enables them to maximize use of existing investments in personnel and computer infrastructure and reduce the business disruption, time and cost of full-scale application development, deployment and maintenance.

    Whether organizations require full-scale, enterprise-wide, high-end applications, or are migrating to such applications on an incremental basis, organizations need tools with available features such as application partitioning, scalability, rapid application development, application management and the ability to run in heterogenous computing environments. At the same time, organizations want to minimize IT expenditures and to avoid substantial complexity and inflexibility, which leads to longer and more costly development and maintenance.

THE UNIFY SOLUTION

    Unify VISION  provides  comprehensive,  integrated  application  development solutions for customers planning to develop enterprise-wide, high-end applications on a full scale, as well as customers that are migrating to high-end client/server applications on an incremental basis. By providing organizations with the benefits of low cost of entry, rapid time to market and low cost of ownership, Unify VISION addresses customer needs for developing, deploying and managing high-end client/server applications cost effectively and efficiently. Unify VISION combines ease-of-use with the power and scalability of advanced application development technology.

    LOW COST OF ENTRY. Unify VISION allows organizations to adopt high-end client/server solutions on an incremental basis. Unify VISION's approach to scalable application development is designed to allow organizations to deliver full-scale, enterprise-wide, high-end solutions or migrate to high-end client/ server solutions on an incremental basis. These applications can be readily extended in functionality and for broader use throughout the organization. The Company believes that the ease of use and flexibility of Unify VISION allow organizations to maximize use of their existing investments in computer infrastructure and development personnel. For example, Unify VISION offers object-oriented programming, but allows developers to adopt object orientation at their own pace, thereby increasing productivity. Similarly, Unify VISION enables developers to use application partitioning, but allows developers to avoid partitioning if additional complexity is not needed.

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    RAPID  TIME TO MARKET.  The Company believes that the unique architecture of
Unify VISION allows organizations to develop and deploy high-end client/server applications rapidly. Unify VISION has a scalable RADD (Rapid Application Development and Deployment) architecture that is designed to enable developers to quickly and easily produce complex, business-critical applications. Unify VISION is designed to simplify the development and deployment of high-end
client/server   applications  through   an  easy-to-use   graphical  application
development environment; application partitioning; cross-platform portability; its built-in application and transaction models; a sophisticated, but not rigid object-oriented programming environment; and repository-based, team development facilities.

    LOW COST OF OWNERSHIP. Unify VISION is designed to reduce the cost of managing and extending high-end client/server applications, addressing the needs of organizations as they grow and change. Applications developed on one platform can be deployed automatically on multiple platforms in a heterogenous computing environment while maintaining a complete native look and feel. Applications are developed using components which can be reused or extended. Partitioning of applications can be invoked or changed in connection with the deployment of applications, thereby eliminating the need for the application to be redeveloped. Unify VISION's APPMAN also offers a broad range of application management services, including event management, performance management, software distribution, and administration. The Company believes that such services optimize use of existing IT infrastructure and extend the lifespan of existing applications, thereby reducing the demands on development personnel. Unify VISION's APPMAN also provides automatic integration with leading system and network management products thereby reducing the need for custom programming.

STRATEGY

    The Company's mission is to be the leading independent supplier of high-end scalable client/server application development solutions. The following are the key elements of the Company's strategy:

    DELIVER EASY-TO-USE, SCALABLE, HIGH-END CLIENT/SERVER SOLUTIONS. The Company believes that today's high-end development tools do not offer the ease of use and scalability that customers will increasingly require. In order to address these needs, the Company has developed a unique architecture which provides for ease of use, lower development cost and full scalability. The Company provides solutions for customers seeking to preserve existing IT investments and minimize the costs and complexity of migrating to a client/server environment. A key aspect of this strategy is to provide tools which allow customers to develop applications which are truly scalable and which can continue to be used and extended as the application is adopted more widely throughout an enterprise.

    SUPPORT CHANGING COMPUTING ENVIRONMENTS. The Company's strategy is to provide tools which offer the same degree of ease-of-use, power and flexibility in response to changing environments. The Company is developing enhancements to Unify VISION to support application development for Internet and Intranet applications. The Company believes Unify VISION is well-positioned for these emerging market opportunities because the architecture of Unify VISION allows customers to easily extend and adapt their high-end client/server applications to changing environments.

    CAPITALIZE ON LARGE INSTALLED CUSTOMER BASE. The Company plans to continue to leverage its installed base of over 2,000 customers of Unify ACCELL and DataServer and 300,000 end-users worldwide. The Company's strategy is to sell Unify VISION to this customer base as it migrates to high-end client/server applications, while continuing to seek revenue from sales of enhanced versions of its Unify ACCELL and DataServer products in the interim. Unify VISION provides a unique scalable solution which allows Unify ACCELL customers to maximize their significant investment in existing applications while upgrading to more advanced client/server applications. The Company is continuing to devote resources to enhance its Unify ACCELL and DataServer products, thereby assisting its customers which are not yet ready to move to high-end client/server environments.

    LEVERAGE WORLDWIDE INFRASTRUCTURE. The Company has developed an extensive international network to provide direct and indirect sales, product development and support. The Company has more than five years of extensive experience in developing international versions of its products and selling

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and  supporting such  products internationally.  International sales represented
56% of revenues in each of fiscal 1995 and fiscal 1996. The Company believes that this network will be an important competitive factor in taking advantage of the emerging adoption of client/server computing internationally.


    EXPAND VAR SALES CHANNELS. The Company believes that the flexibility and ease of use of its development tools are particularly well-suited for use by VARs. The Company currently has over 400 VAR customers, and sales to VARs represented approximately 35% of software license revenues in fiscal 1996. Use of VARs allows the Company to expand its sales channels using the VARs' sales forces and minimizes the cost of customer support. The Company has developed specialized pricing and support policies to support VARs. In order to increase its market presence, the Company intends to focus additional resources to recruit additional medium to large VARs.

    DIFFERENTIATE THROUGH SUPERIOR CUSTOMER SUPPORT. The Company believes that superior customer support is critical for customers to successfully deliver high-end client/server solutions. Due to the complexity of client/server computing, support services must be able to address issues which arise from components of the client/server system beyond the Company's products such as multiple databases, computing platforms and operating systems. The Company has nearly fifteen years of experience in supporting database and application development products. Because each customer has unique needs, the Company offers modular customer support programs that match each customer's development cycle and allow for the addition of new services as needs change.

PRODUCTS

    The Company's products include Unify VISION and the Unify ACCELL and DataServer families of products. Unify VISION is an advanced client/server application development tool for development, deployment and management of high-end scalable applications. Unify ACCELL is a family of 4GL application development tools and Unify DataServer is a family of database management system products. Since the introduction of Unify VISION 2.0, license revenues from Unify VISION have continued to represent an increasing percentage of the Company's revenue, increasing from 12% of license revenues in fiscal 1995 to 25% of license revenues in fiscal 1996.

UNIFY VISION

    Unify VISION is an advanced client/server application development environment, designed to offer ease-of-use and to combine the flexibility and productivity of client/server computing with the scalability and performance required by enterprise-wide high-end applications. Unify VISION supports all three major parts of the application lifecycle -- development, deployment and management. Unify VISION is designed to provide deployment and management flexibility and to allow end-users to adopt their applications to their changing enterprise without substantial custom programming.

    Unify VISION provides an object-oriented, graphical development environment that includes a multi-user repository for team development, a powerful 4GL, a graphical user interface ("GUI") designer, and an interactive debugging facility. Unify VISION automatically interfaces and tightly integrates with leading database systems. Unify VISION provides a set of built-in dialog forms, called SmartView dialogs, that automates the task of selecting and customizing application features and eliminates custom programming. Applications developed with Unify VISION are portable across heterogenous desktop GUI, operating system, network and database platforms. Developers can build complex applications in their preferred development platform and deploy across preferred end-user environment without the need for custom programming or recompilation. Unify VISION supports automated, dynamic application partitioning, and can be deployed in two-tier or multi-tier network environments.

    Unify VISION's APPMAN is designed to automate the management of high-end applications by embedding application management functionality into every application. Unify VISION's APPMAN automatically supports software distribution, event management, administration, and performance

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
management. Unify VISION also automatically integrates with industry-leading third-party system and network management products. It also includes an open toolkit to allow developers to integrate the system and network management products of their choice.

    Unify VISION supports Windows, Windows NT and Motif desktops for both application development and deployment and Macintosh for deployment only. Unify VISION supports the native "look and feel" of all of these desktop interfaces. Unify VISION supports all leading server platforms including IBM RS/6000, HP 9000, SUN SPARC, Digital Alpha UNIX, and Windows NT. Unify VISION provides native interfaces to leading database products including Oracle, Sybase, Informix, CA-Ingres, Microsoft SQL Server and Unify DataServer. Unify VISION supports the Microsoft ODBC interface for PC-based workgroup database products.

    The Company has adopted a platform-independent, user-based pricing model and licenses its software for both development and deployment. The U.S. list price for Unify VISION development license fees is $4,995 per developer. Deployment license fees are $395 per application per end-user and $10,000 per application server. The Company also bundles five development licenses and 10 deployment licenses for a U.S. list price of $25,000. Typical initial license fees range from $25,000 to $100,000.

UNIFY ACCELL

    Unify ACCELL development tool sets are UNIX-based application development products for building complex, business-critical applications targeted for character-based platforms. They are designed to maximize developer productivity through tight integration of 4GL technologies and optimized database features in a flexible development environment. Unify ACCELL's modular architecture combines an application generator, 4GL, and an interactive debugging facility with database-server connectivity.

    Developers can use the Unify ACCELL application generator to create forms from scratch or can use an automatically-created default form. Unify ACCELL's 4GL is an event-driven programming language with powerful features supporting more than 250 4GL statements, data types and functions. Unify ACCELL's database independent technology supports native interfaces to major database products including Oracle, Sybase, Informix, CA-Ingres and Unify DataServer. Unify ACCELL applications are also portable across industry leading UNIX platform, database, and client/server networking environments.

    License fees for Unify ACCELL are based upon the hardware configuration and number of end-users. The U.S. list prices range from $2,120 for a single developer system to $425,000 for the largest multi-user systems.

UNIFY DATASERVER

    Unify DataServer is a family of database management products that is designed to scale from small systems to large high volume on-line transaction processing (OLTP) systems. At the entry level, the Unify DataServer is designed to be a high performance easy-to-use product with minimal maintenance and memory requirements. The DataServer family of products is designed so that the growth of user requirements over time can be quickly accommodated. Unify DataServer supports ANSI SQL standard and an industry standard ODBC interface to provide access to hundreds of third-party tools and products. Unify DataServer products provide a variety of database access methods which deliver high performance across a wide variety of environments and deployment configurations. Unify DataServer products support all major UNIX platforms and client/server networking environments.

    Unify DataServer pricing is based upon hardware configuration and the number of users. The U.S. list prices range from $1,410 for a single developer system to $342,000 for the largest multi-user systems.

SERVICE AND SUPPORT

    The Company believes that superior customer service and support, including product support and maintenance, customer training and consulting services, are critical for achieving and maintaining

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customer satisfaction and  for assisting customers  to successfully develop  and
deliver   high-end  client/   server  solutions.   Due  to   the  complexity  of
client/server computing, support services must be able to address issues which arise from components of the client/server system beyond the Company's products such as multiple databases, computing platforms and operating systems. The
Company   has  extensive  experience  in  supporting  database  and  application development products. The Company's service and support revenues for fiscal 1996 were $9.7 million or 32% of total revenues for such period.

    SUPPORT. The Company offers modular customer support programs which can be modified to match the customers' development cycles and can be customized as needs change. All support levels provide telephone, e-mail and facsimile access, enabling customers to log inquiries for resolution by the Company's support staff. Service levels can be tailored by customers to select preferred call response time, information reporting, and other features including 24-hour a day, seven days a week support. The Company currently has annual maintenance contracts with over 750 customers. During each of the past three years, over 80% of the Company's support customers have renewed their support contracts.

    Annual Unify VISION support is priced at $1,250 plus 10% of the development license fee per developer for up to 4 developers. Support for additional developers is generally priced at 10% of the license fee for each such developer. Annual support for deployment licenses is generally priced at 10% of the deployment license fee.

    TRAINING. The Company is committed to offering its customers a comprehensive range of training courses and materials. The Company offers two educational options. Customers may attend a broad range of courses offered on a regularly scheduled basis at Unify training centers located in San Jose, California; Reston, Virginia; Surrey, England; Paris, France; Tokyo, Japan and Vianen, the Netherlands. The Company can also provide on-site training at customers' facilities. Charges for training services are $1,750 per student for a five-day program.

    CONSULTING. The Company provides a full range of consulting services with the objective of adding value to the development process while at the same time protecting customers' initial software investment. The primary goal of consulting services is to enable customers to approach development in a manner which maximizes the benefits that can be derived from the Company's tools and to successfully develop high-end client/server applications. Consulting services are generally used in connection with complex development projects and often involve, among other elements, business process re-engineering, full life cycle application development, and design and development reviews. Charges for consulting services average between $1,000 to $1,500 per day with typical consulting services running from one to eight weeks in duration.

    As of April 30, 1996, the Company had 25 employees engaged in support and 15 in training and consulting. The Company intends to continue to expand its service and support staff and make additional investments in its support infrastructure during the remainder of fiscal 1997.

UNIFY VISION TECHNOLOGY

    The  Company  has  designed  and   developed  Unify  VISION  to  provide   a
comprehensive, integrated solution for development, deployment and management of high-end client/server applications.

    APPLICATION DEVELOPMENT. Unify VISION provides an integrated, object-oriented, repository-based development environment which is designed to enable developers to quickly and easily produce high-end business-critical client/server applications. Below is a graphical depiction of this development environment.

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                                     [LOGO]

    Unify VISION's SCALABLE RADD (Rapid Application Development and Deployment) architecture supports the transition to an object-oriented paradigm, but does not require programmers to be fully trained in object orientation. Rather, Unify VISION supports a flexible transition, combining object-oriented and procedural programming techniques so that a customer can evolve towards object orientation at its own speed while maintaining productivity. Unify VISION includes a GUI-independent graphical designer, a class editor, an object-oriented 4GL, graphical debugger, and built-in SmartView dialogs. Developers can use SmartView dialogs to define complex operations such as application behavior and database interfaces without manual coding. Unify VISION is built on a default application and transaction model that eliminates much of the low-level repetitive complex programming effort. The model consists of a set of built-in procedures and logic that automates code-intensive functions including GUI behavior, form generation, application partitioning, enterprise-wide database connectivity, transaction-based logic and cross-platform portability. Unify VISION's multi-user object repository and integrated version control facilities allow large teams of developers to work together to develop an application without overriding or corrupting each other's application code.

    Unify VISION's GUI SMART ARCHITECTURE allows developers to build applications which are independent of the desktop windowing system. Unify VISION includes a platform-independent GUI toolkit that stores applications in a GUI independent format and provides user-controlled font mapping. The application automatically assumes the native look and feel of the GUI platform on which it is running, eliminating the need to recompile or redesign the user interface. This enables a team of developers to work within their preferred GUI environment and co-develop an application.

    Unify VISION's DATABASE SMART ARCHITECTURE automates and simplifies the complex task of database interfacing. It provides built-in, high-performance database access which exploits specialized features in major database management systems. The application programmer simply specifies the database table associated with each object, the transaction rules and the locking mode, and Unify VISION automatically generates the optimum programming code. Unify VISION provides portability for applications across all leading databases, supporting all native extensions while enabling the use of vendor-specific enhancements such as PL/SQL or TRANSACT-SQL. Unify VISION's DATABASE SMART interface automates virtually all database connectivity and transaction management including query-by-form, insert, update, delete, master/detail relationship, and transaction control. Unify VISION generates optimized SQL for each brand of database and supports simultaneous access to multiple heterogeneous data sources. Furthermore, when an application originally developed for one database is switched to another, Unify VISION automatically resolves the differences in command syntax, semantics, locking, and transaction control without additional coding.

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    Unify VISION's EXTENSIBLE PLATFORM-INDEPENDENT ARCHITECTURE allows customers to write platform-independent applications while at the same time integrating with platform-specific products such as Microsoft Word and Lotus Notes. Customers can integrate their applications with third-party products via AppleTalk, AppleEvents, Windows DDE and UNIX sockets, depending on the platform. In addition, Unify VISION 3.0, currently scheduled for release in the third calendar quarter of 1996, will also support object linking and embedding (OLE). Unify VISION's OLE automation will allow users to create form objects containing Word documents, Excel spreadsheets, and other third-party objects. In addition, applications running on Windows, Windows NT, UNIX, and Macintosh will be able to access OLE objects via OLE automation.

    APPLICATION DEPLOYMENT. Unify VISION's platform-independent architecture combined with its advanced distributed application processing services, including application partitioning, provide a variety of flexible and extendable deployment alternatives. Below is a graphical depiction of this deployment environment.

                                     [LOGO]

    Unify VISION's distributed application services are built around an OBJECT BROKER technology that supports automated, dynamic partitioning and execution of applications. Application partitioning involves the splitting apart of application components such as desktop services, application services, and data management services and locating them on various computing resources throughout the network. Application partitioning provides enhanced scalability and resource utilization and maximizes performance while reducing maintenance requirements.

    Unify VISION's OBJECT BROKER is a custom messaging technology, designed to scale for most any type of computing environment including single CPU, Symmetric Multi-Processors (SMP), tightly-coupled processor clusters, and massively parallel systems (MPP). Unify VISION's OBJECT BROKER supports asynchronous messaging and publish/subscribe event generation and reporting features. Unify VISION developers can develop partition-ready applications and deploy them across multiple computing resources, all linked transparently with the Unify OBJECT BROKER. Unify VISION applications are network configuration independent and can be deployed on two-tier or multi-tier networks without specific coding, configuration changes, or recompiling. These application partitions are binary portable and can be stored in a network server. At the time of execution, Unify VISION's advanced distributed services automatically establish communication links among the various partitions of applications.

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    Unify  VISION's advanced  distributed services  support shared  and reusable application services that allow a single copy of an application service to be shared by multiple clients and used among several applications. This allows IT organizations to reduce maintenance costs and provides a higher level of control and efficiency. Unify VISION's server replication technology supports multiple copies of an application service distributed throughout the network. This provides higher scalability, more efficient load balancing and higher system availability in case of partial system failure.

    APPLICATION MANAGEMENT. Unify VISION's comprehensive, open, integrated management architecture enables IT organizations to manage their applications using any preferred management system or different systems at different sites. The architecture is open and extendable, capable of evolving in parallel with the customers' developing client/server management infrastructures. Unify VISION automatically embeds application management functionality in the application during the development cycle. Below is a graphical depiction of this management environment.

                                    [LOGO]

    For event management, Unify VISION automatically embeds over 400 application-specific events into the developed application. In addition, developers can define their own application-specific events. Unify VISION's APPMAN includes agents for Tivoli's Enterprise Console and BMC Patrol.

    For performance management, Unify VISION's APPMAN automatically monitors and generates over 60 different performance metrics. These metrics profile the vital statistics of an application with respect to response times and resource utilization. Unify VISION's APPMAN includes software agents for integration with the H.P. MeasureWare system and PerfView console and BMC Patrol performance management products.

    For software distribution, Unify VISION's APPMAN enables developers to incorporate software distribution and configuration information during the development cycle. The resulting application is in a "distribution-ready" format, compatible with industry-leading ESD (Electronic Software Distribution) systems. Unify VISION's APPMAN includes an automated deployment configurator that guides the developer through the process of specifying file configurations for target platforms. The embedded software agents then automatically generate the application description files and distribution specifications for the system administrator's preferred ESD system. Unify VISION's APPMAN provides consistent, standardized and correct installation of updates of VISION applications across an enterprise. Unify VISION's APPMAN includes software agents to support Tivoli's Courier and Microsoft's SMS products.

    For administration, Unify VISION provides an integrated graphical console to display, start, stop and restart Unify VISION application partitions. It also enables system administrators to view and manage the various components of the distributed application.

CUSTOMERS AND MARKETS

    As of April 30, 1996, the Company had licensed Unify VISION to over 175 customers worldwide and Unify ACCELL and DataServer products to over 2,000 customers worldwide. The Company's target end-user customers include commercial and government organizations that utilize sophisticated business-critical information systems distributed over heterogeneous operating systems and databases. No customer accounted for more than 10% of the Company's total revenues for fiscal 1995 or 1996. The following is a representative list of the Company's end-user customers which purchased at least $25,000 of Unify product during the last two years:

FINANCIAL SERVICES
3i
Abbey National*
Bear Stearns & Company
Citicorp
Credit Lyonnais
Fannie Mae*
Fondo Comun*
Merrill Lynch*
Monroe Title Insurance*
Moscow Savings Bank
National Australia Bank
National Westminster Bank plc
New Mexico Mutual Casualty
Sherwood Insurance Systems
State Fund Mutual Insurance

ENERGY
AMOCO*
Itron*
Martin Marrietta Energy Systems
North Power*
Oxley Electricity*

CONSUMER/RETAIL
Budweiser
Equifax
Escom
Tesco Stores

MANUFACTURING

Boeing
Cannon
Hewlett-Packard*
Hitachi
Interleaf
Kubota System Development*
Motorola
OKI
Northrop/Gruman
Pitney Bowes
Siemens
Sony
Sumitomo Metal Industries Ceramics*
Symphony Kitchens
Temple Inland*
Westinghouse Security*

GOVERNMENT AND EDUCATION

Auburn University
Deakin University
Defense Logistics Agency*
National Security Agency*
Social Security Administration*
U.S. Air Force*
U.S. Army
U.S. Navy

TELECOMMUNICATIONS AND MEDIA
- ------------------------

AT&T
BBC
Cellular Technical Services
Northern Telecom
NTT
NYNEX Corporation*
Pacific Bell*
Reed Information Systems*
Reuters Limited
Southwestern Bell
Telebahia*
US Order*
US West Communications

SERVICES/OTHER

Australian Red Cross*
Computer Sciences Corp.
France Informatique*
Glaxo
Management Recruiters International*
Parkside Community Psychiatric
Sogitec*
UGAP*
Wang Federal Systems*

- ------------------------
* Represents customers that have purchased at least $20,000 of licenses for Unify VISION.

    The Company also sells to VARs, the largest customers for the Company's products, including Computron Software, General Instrument, Northern Telecom, Triad Systems and Westinghouse Security Electronics.

    Representative case studies of Unify VISION applications in use include:

    GOVERNMENT. A large multinational security agency has used Unify VISION for over a year to develop applications that serve over 700 users. The applications run with over 50 concurrent users on each server. These enterprise applications were built in about six months and are deployed on Sun, Microsoft Windows and IBM RS/6000 platforms. As a result of Unify VISION's ability to run on multiple platforms, the development team needed to learn only one development tool environment. A ten-person development team was able to leverage the rapid application development features of Unify VISION to quickly amend the 150 forms found in some of the relatively complex installed applications.

    TELECOMMUNICATIONS. A major telecommunications firm is using Unify VISION to develop and deploy customer service management applications, thereby improving customer satisfaction while reducing costs. The application facilitates closure of a customer trouble ticket on one call by retrieving the incoming caller's ID and phone number and using this information to retrieve and display all pertinent customer data. The application is used by over 150 customer service representatives and roll-out plans call for an additional 650 users within 12 months. Among the reasons Unify VISION was chosen for the project include the product's ability to extract information from multiple databases, such as Oracle and Unify DataServer databases, without locking the user into a certain client platform.

    MANUFACTURING. A large supplier of PC printers employs Unify VISION as the application development environment for handling their 400-user defects management system linking three servers at different locations. After three months of development, the customer was able to rebuild its existing application and migrate from a character-based client/server environment. Unify VISION's built-in automated functionality and powerful 4GL enabled the customer to significantly reduce the number of forms and coding required. Unify VISION provided a rapid GUI application environment complete with an open interface to CASE and source code management tools as well as a single code stream supporting multiple platforms. These capabilities enabled the customer to deploy to multiple platforms without recompiling, thereby enabling rapid deployment.

    FINANCIAL SERVICES. A full-service brokerage firm uses Unify VISION to develop and support on-line and static security trading systems for their municipal bond trading floors. The Sun and Windows-based application is the front-end to mainframe security and pricing data. Part of the enterprise roll-out includes global and local distributed application partitioning and application management in both London and New York. Unify VISION satisfied the customer's requirement for a flexible, easy-to-use tool which could create applications deployable across multiple platforms. Unify VISION met the requirements and allowed three database administrators who were knowledgeable about the data but lacked programming expertise to develop the application and respond to changing user requirements. During end-user testing, the database administrators effectively modified the application to integrate with an additional data source.

SALES AND MARKETING

    The Company markets its products and services domestically through a combination of direct sales and indirect channels, including distributors and VARs. The Company's marketing efforts are primarily directed at broadening the market for Unify VISION by increasing the awareness of the importance of a high-end client/server application development environment and at supporting the Company's direct and indirect sales channels. Marketing activities include, among others, conducting public relations and product seminars, issuing newsletters, conducting direct mailings, preparing other marketing materials, coordinating the Company's participation in industry programs and forums and establishing and maintaining close relationships with recognized industry analysts. The Company also maintains a site on the World Wide Web.

    The Company plans to continue to leverage its installed base of over 2,000 Unify ACCELL and DataServer customers and 300,000 end-users worldwide. The Company's sales and marketing strategy in part targets this installed base with the objective of generating significant revenue for Unify VISION as this customer base migrates to high-end client/server applications. The Company is also continuing to devote resources to upgrade its ACCELL and DataServer products, thereby assisting those of its customers that are not yet moving to high-end client/server applications.

    The Company believes that the flexibility and ease-of-use of the Company's development tools are particularly well suited for use by VARs and that the VAR channel represents a significant market opportunity. In order to increase its market presence, the Company intends to supplement its direct sales activities by expanding its existing VAR sales channels through a focused program to recruit additional medium to large VARs. Revenues from distributors and resellers accounted for approximately 61%, 59%, and 60% of the Company's software license revenues for fiscal 1994, 1995 and 1996, respectively. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in maintaining existing and establishing additional relationships with distributors, resellers and VARs worldwide.

    The Company markets its products internationally through subsidiaries in Japan, England, France, the Netherlands and Germany and through distributors and VARs. International revenue accounted for 51%, 56% and 56% of total revenues in fiscal 1994, 1995 and 1996, respectively.

    As of April 30, 1996, the Company had 64 and 11 employees engaged in sales and marketing activities worldwide, respectively. The Company intends to continue to expand its sales and marketing staff and make additional investments in marketing and advertising during fiscal 1997.

PRODUCT DEVELOPMENT

    Since its inception, the Company has made substantial investments in product development, and the Company anticipates that it will continue to commit substantial resources to product development in the future. The Company's principal development projects include Unify VISION 3.0, which, in addition to a number of enhancements to existing features, will incorporate support for OLE 2 for application integration and a native Microsoft Windows 95 desktop environment. Unify VISION 3.0 is expected to be released during the third calendar quarter of 1996. The Company is also developing a version of Unify VISION'S APPMAN which can be used by customers to provide application management for use with applications developed with other development tools. Also, as part of its strategy to support the extended enterprise, the Company is developing a version of Unify VISION for use in development of Internet and Intranet deployable applications. Unify's VISION Web facility allows customers to develop multi-tiered, high-end client/server applications which run in either LAN-based client/server environments or over the Internet. In addition, the Company continues to invest in enhancements to its Unify ACCELL and DataServer products.


    The software market in which the Company competes is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing enhancements to Unify VISION and new products on a timely basis that keep pace with such technological developments, emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to Unify VISION and new products that respond to technological change, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or products or that such enhancements or products will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If the release dates of any future Unify VISION enhancements or new products are delayed or if when released they fail to achieve market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by the Company or the Company's competitors may cause customers to defer or forgo purchases of current versions of Unify VISION, which could have a material adverse effect on the Company's business, operating results and financial condition.


    The Company's product development activities are conducted at its Sacramento, California facility and its San Jose, California headquarters. As of March 31, 1996, the Company had a total of 59 employees and contractors in product development, including 48 development engineers. The Company's product development expenditures for fiscal 1993, 1994, 1995 and 1996 were $7.0 million, $6.3 million, $5.7 million and $5.8 million, respectively. The Company expects that product development expenses will continue to increase through fiscal 1997.


COMPETITION

    The Company has experienced and expects to continue to experience intense competition from current and future competitors. The Company's current direct competitors for high-end client/server development tools include, among others, Forte and Dynasty. The Company also competes with database vendors such as Oracle, Informix, Sybase, IBM and others, which offer their own development tools for use with their proprietary databases. In addition to its direct competitors, the Company also competes with companies that offer other types of development tools which can be used in lieu of advanced development tools such as Unify VISION. Among the other types of tools which can be used by customers include products offered by Powersoft, Microsoft and others.

    For its Unify ACCELL and DataServer products, the Company's business generally derives from sales of upgrades or additional run time versions of its products. As a result, the competitive factors are generally the consideration by a customer as to whether to develop a new system rather than whether to use a competitor's products with the existing application built using the Company's products. Vendors of products competitive to the Company's Unify ACCELL and DataServer products include companies such as Oracle, Informix and Sybase, among others.

    Many of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged. The Company also expects to face additional competition as other established and emerging companies enter the client/server application development market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the price of its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competition, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

    The Company believes that the most significant competitive factors include ease of application development, deployment and management functionality; product performance and quality; customer support; product architecture; and price. The Company believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving and there can be no assurance that the Company will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse effect upon the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY

    The Company relies on a combination of copyright, trademark and trade-secret laws, non-disclosure agreements and other methods to protect its proprietary technology. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

    Although there are no pending lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights or any notices that the Company is infringing intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted, there can be no assurance that the Company will be able to obtain licenses on reasonable terms. The Company's involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have a material adverse effect on the Company. Adverse determinations in any litigation may subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its systems. Any of these situations can have a material adverse effect on the Company's business, results of operations or financial condition.

    The Company is dependent on third-party suppliers for certain software such as Galaxy from VISIX Software and RPC Tool from Microsoft, which are imbedded in certain of its products. Although the Company believes that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company, if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties, internal development costs and delays and might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could materially adversely affect the Company's business, operating results and financial condition.

EMPLOYEES

    As of April 30, 1996, the Company had a total of 190 employees, including 42 in product development, 40 in consulting, training and support, 75 in sales and marketing and 33 in operations and administration. Of these employees, 146 were located in the United States, 34 were located in Europe, and ten were located in Japan.

    Since February 1995, the Company has hired a new senior management team and made significant changes in the Company's organization in order to focus on the development, marketing and support of Unify VISION. Approximately half of the Company's officers were hired within the past 18 months, and the Company intends to hire additional key personnel in the near future. In addition, most of the sales and marketing force was hired during the past 12 months.

    The success of the Company depends in large part upon the ability of the Company to recruit and retain qualified employees, particularly highly-skilled engineers and direct-sales and support personnel. The competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining or recruiting key personnel. Any failure by the Company to expand or retain its engineering, direct sales and support personnel would materially adversely affect the Company's business, operating results and financial condition. None of the Company's employees are represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good.

FACILITIES

    The Company maintains its headquarters in San Jose, California, in a 12,000 square foot facility under a lease which expires in September 2000. The Company also leases 30,000 square feet of administrative and engineering space in Sacramento, California under a lease which expires in October 2000. In addition, the Company leases sales and support offices in Chicago, Illinois; Irving, Texas; New York, New York; and Reston, Virginia. The Company also maintains international offices in England, France, the Netherlands and Japan. The Company believes that its existing facilities are adequate for its current needs. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed. Nevertheless, any move to new facilities or expansion could be disruptive and could have a material adverse effect on the Company's business results, operations and financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Company's directors and executive officers:

    NAME                                 AGE                   POSITION WITH THE COMPANY
    -----------------------------------  ---  ------------------------------------------------------------
    Reza Mikailli                        44   President, Chief Executive Officer and Director
    Paul H. Bach                         38   Vice President, US Commercial Sales
    Scott Canali                         39   Vice President, Marketing
    James C. Fleming                     51   Vice President, Worldwide Sales
    Malcolm Padina                       50   Vice President, European Sales
    Terrence J. Reilly                   51   Vice President, Intercontinental Sales
    Susan Salvesen                       40   Vice President, Finance and Administration and Chief
                                               Financial Officer
    Frank Verardi                        47   Vice President, Customer Support & Product Delivery
    Walter Kopp                          38   Director, Product Development
    D. Kirkwood Bowman (1)(2)            55   Director
    Arthur C. Patterson (1)(2)           52   Director
    Gerard H. Langeler (1)(2)            45   Director

- ------------------------
(1) Member of Compensation Committee of the Board of Directors.

(2) Member of Audit Committee of the Board of Directors.

    REZA MIKAILLI has been President and Chief Executive Officer and a Director of the Company since November 1994, after serving as Senior Vice President of Products from October 1992 to November 1994. From 1989 to 1992 Mr. Mikailli was Vice President of Server and Connectivity Products at Informix, a manufacturer of computer database and software tool products. Mr. Mikailli received an M.S. degree in computer science from Santa Clara University, and a B.S. degree in computer science and a M.S. degree in mathematics from the University of Tehran, Iran.

    PAUL H. BACH has served as Vice President of U.S. Commercial Sales at the Company since June 1995. From 1994 to May 1995, Mr. Bach served as Executive Vice President, Field Operations of Infinity Financial Technology Incorporated, a software company. From 1989 to 1994, Mr. Bach was employed by Borland International, Inc. ("Borland"), a software company, most recently as Vice President and General Manager, Interbase Business Unit and previously as Vice President of U.S. Interbase Sales. Mr. Bach received a B.S. degree in economics from The American University, Washington, D.C.

    SCOTT CANALI has served as Vice President, Marketing at the Company since April 1995. From 1992 to April 1995, Mr. Canali was Director, Marketing Programs at Informix. From 1988 to 1992, Mr. Canali was employed by Motorola Inc., an electronics company, as Director, Software & Channel Marketing of the Computer Group. Mr. Canali received a B.A. in public service/management and administration from the University of California at Davis.

    JAMES C. FLEMING joined the Company as Vice President, Worldwide Sales in January 1995. Prior thereto he was President of Intext Systems, a text storage and retrieval company. From 1992 to 1994, Mr. Fleming served as Vice President, U.S. Sales at Borland. From 1986 to 1992, Mr. Fleming was employed by Informix, most recently as Vice President, U.S. & Canadian Sales and Client Services. Mr. Fleming holds a bachelor's degree from U.C. Santa Barbara and California State University at San Francisco.

    MALCOLM PADINA was appointed Vice President, European Sales at the Company in February 1995. During 1994 Mr. Padina served as Vice President, European
Operations, of Visgenic Software Inc., a supplier of graphical database development tools. From 1990 to 1993, Mr. Padina was Managing Director of the English subsidiary of Informix.

    TERRENCE J. REILLY joined the Company as Vice President, Intercontinental Sales in April 1995. From 1993 to 1995, Mr. Reilly was employed by Blyth Software, a software company, most recently as Vice President of North American Sales. From August 1992 to November 1993, Mr. Reilly served as Vice President of OEM & International Sales at Netlabs, Inc., a network management company. Mr. Reilly received a B.A. degree in business administration/marketing from Dowling College, and an A.S.B.A. degree in business and finance from State University of New York, Farmingdale.

    SUSAN SALVESEN joined the Company as Vice President, Finance and Administration and Chief Financial Officer in April 1996. From May 1994 to April 1996, Ms. Salvesen was Vice President, Finance and Chief Financial Officer of AG Associates, a semiconductor equipment company. From February 1988 to May 1994, she served as Corporate Controller at Aspect Telecommunications, where she managed the accounting and finance operations. She holds a B.A. degree in economics from Douglass College of Rutgers University and an M.B.A. from the University of Pittsburgh.

    FRANK VERARDI joined the Company in 1988 as Manager of Consulting Services and was named Director of Client Services in 1989. In November 1995, Mr. Verardi was appointed Vice President, Customer Support & Product Delivery. Mr. Verardi received a B.S. degree in Computer Sciences from California State University, Chico.

    WALTER KOPP joined the Company in 1987 as Engineering Manager. In 1992, Mr. Kopp was named Director of Software Development and in January 1995 he was appointed as Director of Product Development. Previously, he was Manager of Software Tools at ROLM Corporation, a manufacturer of telecommunications equipment, and a Systems Engineer and Systems Programmer at Data General, a computer company. Mr. Kopp received a B.S. degree from Cornell University and a M.S. degree in computer science from the University of Massachusetts.

    D. KIRKWOOD BOWMAN has served as a director of the Company since December 1986. From 1985 to the present, Mr. Bowman has served as a General Partner of Inman & Bowman Management, a venture capital management firm, which is the General Partner of Inman & Bowman and Inman & Bowman Entrepreneurs, both of which are venture capital funds. Mr. Bowman received a B.A. degree from the University of the Pacific in international relations and an M.B.A. degree in finance from the University of California at Berkeley.

    ARTHUR C. PATTERSON has served as a director of the Company since December 1986. For more than five years Mr. Patterson has been a Managing Partner of Accel Partners, a venture capital management firm investing in software and telecommunication companies. Mr. Patterson is also a Director of Axcent Technologies, a security software company, UUNet, an Internet access provider, VIASOFT, a software company, PageMart, a wireless communication company and the GT Global group of mutual funds.

    GERARD H. LANGELER has served as a director of the Company since May 1993. From 1992 to the present, Mr. Langeler has served as a General Partner of Olympic Venture Partners, a venture capital firm. From 1981 to 1992, Mr. Langeler served as an officer of Mentor Graphics, Inc., a software company. Mr. Langeler currently serves as a director of Consep, Inc., an agricultural biotechnology company. Mr. Langeler holds an A.B. degree from Cornell University and an M.B.A. degree from Harvard University.


    Each officer serves at the discretion of the Board of Directors. Directors are elected annually by the stockholders of the Company. There are no family relationships among any of the directors or officers of the Company.

    The Board of Directors has a Compensation Committee and an Audit Committee, both currently comprised of Messrs. Bowman, Langeler and Patterson. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The Audit Committee reviews the results and scope of the audit and other accounting related services.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table summarizes all compensation earned by or paid to the Company's Chief Executive Officer and to each of the Company's other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended April 30, 1996.

                                                                                                        LONG-TERM
                                                                          ANNUAL COMPENSATION          COMPENSATION
                                                                    --------------------------------   ------------
                                                                                        OTHER ANNUAL     OPTIONS       ALL OTHER
                                                                     SALARY    BONUS    COMPENSATION     GRANTED      COMPENSATION
NAME AND PRINCIPAL FUNCTION (1)                               YEAR    ($)       ($)         ($)            (#)            ($)
- ------------------------------------------------------------  ----  --------  --------  ------------   ------------   ------------
Reza Mikailli ..............................................  1996  $200,000  $ 88,250     --             416,274      $12,000(1)
 President & Chief Executive Officer
James Fleming ..............................................  1996   170,000    70,600     --              10,000       12,000(1)
 Vice President,
 Worldwide Sales
Malcolm Padina .............................................  1996   133,100    48,300     --               7,142       30,700(2)
 Vice President,
 European Sales
Scott Canali ...............................................  1996   160,000    35,300     --              81,790        6,000(1)
 Vice President,
 Marketing
Terrence Reilly ............................................  1996   120,000    77,000     --              40,977        6,000(1)
 Vice President,
 Intercontinental Sales

- ------------------------
(1) Represents an automobile allowance.

(2)  Includes  $17,000  for  automobile   allowance  and  $12,000  for   pension
    contributions by the Company.

    OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning the option grants during fiscal 1996 to the Named Executive Officers.

                                                                                                                      POTENTIAL
                                                                                                                   REALIZABLE VALUE
                                                                                                                      AT ASSUMED
                                                                                INDIVIDUAL GRANT                   ANNUAL RATES OF
                                                                 -----------------------------------------------     STOCK PRICE
                                                                   % OF TOTAL                                      APPRECIATION FOR
                                                                 OPTIONS GRANTED                                   OPTION TERM (1)
                                           OPTIONS GRANTED       TO EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION   ----------------
NAME                                            (#)(2)             FISCAL YEAR       PRICE ($/SH)        DATE      5% ($)   10% ($)
- --------------------------------------  ----------------------   ---------------   ----------------   ----------   ------   -------
Reza Mikailli.........................         223,070               21.4%              $0.35          7/20/05     $49,101  $124,431
                                                57,490                5.5                1.40          1/26/06     50,618   128,276
                                               135,714               13.0                4.20          2/07/06     358,469  908,431
James Fleming.........................          10,000                1.0                1.40          1/26/06      8,805    22,312
Malcolm Padina........................           7,142                0.7                1.40          1/26/06      6,289    15,938
Scott Canali..........................          81,790                7.9                0.35          5/17/05     18,003    45,623
Terrence Reilly.......................          27,263                2.6                0.35          5/17/05      6,001    15,208
                                                13,714                1.3                1.40          1/26/06     12,075    30,599

- ------------------------
(1) The potential realizable value is based on the term of the option at the time of grant (ten years). Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the relevant option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share established at the relevant grant date. These rates are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Prospectus, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(2) All options granted in fiscal 1996 have an exercise price equal to the fair market value on the date of grant. The Company granted options to purchase an aggregate of 1,040,218 shares to all employees and consultants in fiscal 1996.

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table sets forth information concerning the option exercises during the fiscal year ended April 30, 1996 by the Named Executive Officers and the fiscal 1996 year end option values.

                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FY-END (#)              FY-END (1)
                                               ---------------------------   ---------------------------
NAME                  EXERCISE (#)   REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------  ------------   --------  -----------   -------------   -----------   -------------
Reza Mikailli ......    346,931      $181,790     --            135,714       $ --           $617,499
James Fleming ......    110,202        40,000     --              8,639         --             63,497
Malcolm Padina .....     --             --       15,904          45,765        133,594        376,927
Scott Canali .......     81,790        28,627     --             --             --             --
Terrence Reilly ....     27,263         9,542     --             13,714         --            100,798

- ------------------------
(1) Based upon the fair market value of the Company's Common Stock at fiscal year end of $8.75 per share, as determined by the Board of Directors less the exercise price payable for such shares.

1991 STOCK OPTION PLAN

    The Company's 1991 Stock Option Plan (the "Stock Option Plan") became effective in March 1991 and was last amended and restated in March 1996. The purpose of the Stock Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers and consultants of the Company and to promote the success of the Company's business. A reserve of 2,200,000 shares of the Company's Common Stock has been established for issuance under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the Stock Option Plan, the Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

    Each option granted under the Stock Option Plan has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company. Options granted under the Stock Option Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock options granted under the Stock Option Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to holders of more than 10% of the voting power of the Company's outstanding stock). The Compensation Committee determines the fair market value of the stock. The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding shares of Common Stock held by the participant, through a full recourse promissory note payable in installments over a period of years or any combination of the foregoing.

    The Board of Directors may amend or modify the Stock Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or unvested shares without their consent. In addition, no amendment of the Stock Option Plan may, without the approval of the Company's stockholders,
(i) materially modify the class of individuals eligible for participation, (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure, (iii) materially increase the benefits accruing to Optionees under the Stock Option Plan, or (iv) extend the term of the Stock Option Plan. The Stock Option Plan will terminate in March 2002, unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN

    In March 1996, the Board adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was approved by the stockholders of the Company in May 1996. The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Generally, each offering is of 24 months' duration with purchases occurring every six months. Common Stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of participation in the Purchase Plan offering period or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. Generally, all employees, including executive officers, who work at least 20 hours per week and are customarily employed by the Company or an affiliate of the Company for at least five months per calendar year may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of Common Stock under the plan. The Purchase Plan authorizes the Company to issue up to 400,000 shares of Common Stock. As of the date hereof, no shares of Common Stock had been purchased under the Purchase Plan. The Purchase Plan will terminate in March 2006.

EMPLOYMENT AGREEMENTS

    In March 1995, the Company entered into an employment agreement with Mr. Mikailli. Under the agreement, Mr. Mikailli receives an annual salary of $200,000 and is eligible to receive certain bonus payments upon the Company's achieving certain levels of its business plan. Mr. Mikailli was also given a one-time $25,000 "sign-on" bonus and was guaranteed a minimum bonus of $25,000 for each of the third and fourth quarters of fiscal year 1995. In addition, the Company granted to Mr. Mikailli incentive stock options to purchase a number of shares of the Common Stock of the Company such that the total number of shares already held by him, plus the number of shares subject to options, represents 6% of the fully diluted outstanding capital stock of the Company at such time. The exercise price of the options is $0.35 per share and the options become exercisable under a three-year vesting schedule. If Mr. Mikailli is terminated within twelve months following a merger of the Company or a sale by the Company of all or substantially all of its assets, these options will automatically vest. If Mr. Mikailli is terminated under any other circumstances, such options will have the benefit of one additional year of vesting and Mr. Mikailli will receive his annual base salary, benefits and bonus for an additional six months from the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors was formed in March 1996 and the members of the Compensation Committee are Messrs. Bowman, Langeler and Patterson. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    Members of the Company's Board of Directors currently do not receive cash compensation for their services as directors. During February 1996 each of the non-employee directors was granted an option to purchase 14,285 shares of Common Stock at an exercise price of $4.20 per share, which options vest over a three-year period.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Restated Certificate of Incorporation (the "Certificate") limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors, officers, and trustees to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

    In November 1993, the Company entered into a Revolving Credit Agreement with certain investors (the "Lenders"), pursuant to which the Lenders agreed to make available to the Company a revolving credit facility of up to $3,000,000. The amount of the credit facility provided by holders of more than 5% of the outstanding shares of the Company's Common Stock was as follows:

NAME                                                                         AMOUNT OF CREDIT
- ---------------------------------------------------------------------------  -----------------
Inman & Bowman (1).........................................................     $   561,148
Accel Capital L.P (2)......................................................         456,557
Olympic Venture Partners (3)...............................................         431,929
Merrill, Pickard, Anderson & Eyre (4)......................................         274,991
Institutional Venture Partners (5).........................................         255,199
Robert Fleming Nominees, Ltd. (6)..........................................         179,534

- ------------------------
(1) D. Kirkwood Bowman, a director of the Company, is a General Partner of Inman & Bowman ("I&B") Management which is a General Partner of I&B.

(2) Arthur Patterson, a director of the Company, is a General Partner of Accel Capital L.P., Accel Capital (International) L.P, International Synergies Ltd. and Ellmore Patterson Partners.

(3) Gerard Langeler, a director of the Company, is a General Partner of Olympic Venture Partners ("OVP") II, is Attorney-in-Fact of Rainier Venture Partners ("RVP"), and a Vice President of RVP Advisors Fund and OVP II Advisors Fund.

(4) Merrill, Pickard, Anderson & Eyre ("MPAE") and related parties own of record 391,765 shares of Common Stock of the Company.

(5) Institutional Venture Partners ("IVP") and related parties owns of record 312,657 shares of Common Stock of the Company.

(6) Robert Fleming Nominees, Ltd. and related parties own of record 255,771 shares of the Common Stock of the Company.

    The Company's obligations to pay each of the Lenders any amounts loaned to the Company under the Revolving Credit Agreement were evidenced by full-recourse Promissory Notes. Each Promissory Note provided that the principal amount of any amounts loaned accrued interest at a rate of 3.75% per annum. The principal and all accrued interest under each Promissory Note initially was due on August 30, 1995. In connection with the Revolving Credit Agreement, each Lender was also issued a Warrant to purchase its pro rata share of 190,476 shares of the Company's Common Stock at an exercise price of $1.75 per share. Such warrants were immediately exercisable as to one-half of the shares covered thereby, with the remaining one-half of the warrant exercisable only after such time as the total amount advanced to the Company under the credit facility exceeded $2,000,000. The amount advanced to the Company under the credit facility exceeded $2,000,000 in January 1996. The warrants may be exercised by payment of cash or the delivery of a promissory note or by a cashless exercise if the Lender elects to receive the number of shares receivable upon exercise less the number of shares having a value equal to the exercise price. The Revolving Credit Agreement subsequently was amended on two separate occasions, pursuant to which, among others, the term of the Agreement was extended, initially to December 31, 1995, and, most recently, to July 31, 1997. Additionally, effective as of December 31, 1995 the exercise price of the warrants was reduced from $1.75 per share to $0.35 per share and the Lenders were granted certain conversion rights relating to amounts outstanding under the revolving Credit Agreement. Such conversion rights terminate upon the consummation of the offering.

    In January 1996, the Company entered into a loan transaction with Mr. Mikailli, the proceeds of which was used to exercise stock options. As of April 30, 1996 the principal amount outstanding under such loan was $195,022. The loan is a full recourse loan bearing interest at the rate of 5% per year and secured by the underlying shares. The loan is due in three years or earlier on the sale of the shares.

    In March 1995, the Company entered into an Employment Agreement with Mr. Mikailli. See "Management -- Employment Agreements." The Company has entered into indemnification agreements with each of its executive officers and directors. See "Management -- Limitation of Liability and Indemnification Matters."

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by:
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each of the Selling
Stockholders of the Company's Common Stock. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them.

                                                  SHARES BENEFICIALLY OWNED
                                                                                                 SHARES BENEFICIALLY OWNED
                                                    PRIOR TO THE OFFERING                              AFTER OFFERING
                                                  --------------------------      NUMBER OF      --------------------------
BENEFICIAL OWNER (1)                                NUMBER      PERCENTAGE    SHARES BEING SOLD    NUMBER      PERCENTAGE
- ------------------------------------------------  -----------  -------------  -----------------  -----------  -------------
Inman & Bowman (2) .............................      769,781        13.3%           35,628          734,153         9.6%
 4 Orinda Way
 Bldg. D, Suite 150
 Orinda, CA 94563
Accel Capital L.P. (3) .........................      629,932        10.9%           --              629,932         8.3%
 One Embarcadero Center
 Suite 3820
 San Francisco, CA 94111
Olympic Venture Partners (4) ...................      604,636        10.5%           --              604,636         7.9%
 2420 Carillon Point
 Kirkland, WA 98033
Merrill, Pickard, Anderson & Eyre (5) ..........      391,765         6.8%           --              391,765         5.1%
 2480 Sand Hill Road
 Bldg. 2, Suite 290
 Menlo Park, CA 94025
Institutional Venture Partners (6) .............      312,657         5.4%           --              312,657         4.1%
 3000 Sand Hill Road
 Bldg. 2, Suite 290
 Menlo Park, CA 94025
Fleming Capital Management (7) .................      255,771         4.4%           --              255,771         3.3%
 1285 Avenue of the Americas
 16th Floor
 New York, New York 10019
D. Kirkwood Bowman (8) .........................      771,368        13.3%           35,628          735,740         9.6%
Arthur C. Patterson (9) ........................      631,519        10.5%           --              631,519         8.3%
Gerard Langeler (10) ...........................      606,223        10.5%           --              606,223         7.9%
Reza Mikailli (11) .............................      384,732         6.7%           --              384,732         5.0%
James Fleming (12) .............................      110,202         1.9%           --              110,202         1.4%
Malcolm Padina .................................       18,175        *               --               18,175        *
Scott Canali (13) ..............................       81,790         1.4%           --               81,790         1.1%
Terrence Reilly (14) ...........................       27,263        *               --               27,263        *
All directors and executive officers as
 a group (12 persons) (15) .....................    2,726,423        47.1%           35,628        2,690,795        35.2%

                                                  SHARES BENEFICIALLY OWNED
                                                                                                 SHARES BENEFICIALLY OWNED
                                                    PRIOR TO THE OFFERING                              AFTER OFFERING
                                                  --------------------------      NUMBER OF      --------------------------
BENEFICIAL OWNER (1)                                NUMBER      PERCENTAGE    SHARES BEING SOLD    NUMBER      PERCENTAGE
- ------------------------------------------------  -----------  -------------  -----------------  -----------  -------------
Other Selling Stockholders
Selby F. Little, III ...........................       28,571        *               28,571          --            --
Merritt Lutz ...................................       25,704        *               25,704          --            --
David B. Edwards ...............................       52,135        *               24,985           27,150        *
Richard Terry Duryea ...........................       37,800        *               24,857           12,943        *
Nicholas Nierenberg ............................      107,826         1.8%           20,717           87,109         1.2%
William Osberg .................................       62,736         1.1%           20,912           41,824        *
Reed Taussig ...................................       17,535        *               17,535          --            --
Harris Trust and Savings Bank ..................       20,317        *               20,317          --            --
 as Trustee for the Unisys
 Corporation Master Trust
Rhode Island Securities Corporation ............       19,203        *               19,203          --            --
Hall, Morris, Drufva II LP .....................       33,648        *                8,878           24,770        *
Battery Ventures ...............................      195,636         3.4%            8,719          186,917         2.5%
Ronald Bassin ..................................        7,428        *                7,428          --            --
Larry Howard ...................................       32,427        *                6,855           25,572        *
Dougery & Wilder III ...........................      146,009         2.5%            6,507          139,502         1.8%
J. Gregory Harris ..............................       12,857        *                4,285            8,572        *
Emil Osberg ....................................       13,264        *                4,285            8,979        *
Sarah E. Gamble ................................        1,548        *                1,548          --            --
Citibank/N.A. Custodian ........................        1,548        *                1,548          --            --
 for Larry Hagman IRA
Charles Fullerton ..............................          963        *                  963          --            --
John R. Dougery ................................        8,028        *                  358            7,670        *
North Carolina Trust Company ...................          197        *                  197          --            --

- ------------------------
 * Less than one percent.

 (1) Except as set forth herein the address of the directors and executive officers set forth in the table is the address of the Company appearing elsewhere in the Prospectus. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options.

 (2) Includes 756,601 shares held by I&B and 13,180 shares held by I&B Entrepreneurs.

 (3) Includes 356,687 shares held by Accel Capital L.P., 237,790 shares held by Accel Capital (International) L.P., 4,617 shares held by Arthur C. Patterson, 3,204 shares held by Internal Synergies Limited, and 27,634 shares held by Ellmore Patterson Partners.

 (4) Includes 451,478 shares held by OVP II, 149,254 shares held by RVP, 2,053 shares held RVP Advisors Fund and 1,851 shares held by OVP II Advisors Fund.

 (5) Includes 386,097 shares held by MPAE IV and 5,668 shares held by MPAE Technology Partners.

 (6) Includes 307,970 shares held by IVP IV and 4,687 shares held by IVP Management IV.

 (7) Includes 212,570 shares held by Fleming Capital Management, Inc. and 43,201 shares held by Robert Fleming Nominees, Ltd.

 (8) Includes 756,601 shares held by I&B and 13,180 shares held by I&B Entrepreneurs. Mr. Bowman is a General Partner of I&B Management, which is the General Partner of I&B and I&B Entrepreneurs. Mr. Bowman disclaims beneficial ownership of such shares except to the extent to which he holds a pecuniary interest.

 (9) Includes 356,687 shares held by Accel Capital L.P., 273,790 shares held by Accel Capital (International) L.P., 4,617 shares held by Arthur C. Patterson, 3,204 shares held by Internal Synergies Limited, and 27,634 shares held by Ellmore Patterson Partners. Mr. Patterson is a Managing Partner of Accel Partners. Mr. Patterson disclaims beneficial ownership of such shares except to the extent of which he holds a pecuniary interest.

(10) Includes 451,478 shares held by OVP II, 149,254 shares held by RVP, 2,053 shares held by RVP Advisors Fund and 1,851 shares held by OVP II Advisors Fund. Mr. Langeler is a General Partner of OVP, and is Attorney-in-Fact of Rainier Venture Partners and a Vice President of both RVP Advisors Fund and OVP II Advisers Fund. Mr. Langeler disclaims beneficial ownership of such shares except to the extent to which he holds a pecuniary interest.

(11) Includes 194,762 shares subject to a right of repurchase in favor of the Company which expires ratably over a three year period.

(12) Includes 76,189 shares subject to a right of repurchase in favor of the Company which expires ratably over a four year period.

(13) Includes 63,046 shares subject to a right of repurchase in favor of the Company which expires ratably over a four year period.

(14) Includes 21,015 shares subject to a right of repurchase which expires ratably over a four year vesting period.

(15) Includes 426,910 shares subject to a right of repurchase which expires ratably over a three or four year vesting period.

                          DESCRIPTION OF CAPITAL STOCK


    Upon  completion  of  this offering,  the  authorized capital  stock  of the
Company will consist of 40,000,000 shares of Common Stock, $0.001 par value, 7,490,831 of which will be outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value, none of which will be outstanding. At April 30, 1996, the Company had 5,640,831 shares of Common Stock outstanding held by 294 stockholders. The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Restated Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and, subject to preferences that may be applicable to any Preferred Stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Cumulative voting is neither required nor permitted under the Company's Restated Certificate of Incorporation. In the event of liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the shares offered hereby upon issuance and sale will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of Preferred Stock that may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company has no current plans to issue any Preferred Stock.

REGISTRATION RIGHTS

    After the closing of this offering, the holders ("Holders") of an aggregate of approximately 4,900,000 shares of Common Stock are entitled to certain rights with respect to the registration of such shares for offer and sale to the public under the Securities Act. Under these provisions, the Holders may request that the Company file up to two registration statements under the Securities Act with respect to at least 30% of such Common Stock or lesser percentage if the aggregate offering price to the public would be at least $3,000,000. Upon receipt of such a request, the Company is required to notify all other Holders and to use all reasonable efforts to effect such registration, subject to certain conditions, including that the request must be received three months following the closing of this offering. Further, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company is required to notify each Holder of the proposed registration and include all Common Stock which such Holder may request to be included in such registration, subject to certain limitations. The Company has obtained a waiver of these rights to the extent they would have applied to this offering. Generally, the Company is required to bear all expenses (except underwriting discounts, selling commissions and stock transfer taxes) of all registrations. No Holders have given the Company notice that they intend to exercise registration rights following the offering.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The First National Bank of Boston. Its telephone number is (617) 575-2500.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the lapse of the restrictions described below could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future at a time and price which it deems appropriate.

    Upon completion of this offering, the Company will have approximately 7,490,831 shares of Common Stock outstanding. Of these shares, the 2,140,000 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by affiliates of the Company. The remaining 5,350,831 shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" shares within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"). Of the Restricted Shares, approximately 100,000 shares not subject to lock-up agreements will be eligible for immediate sale in the public market pursuant to Rule 144(k). Beginning 90 days after the effective date of the Registration Statement approximately 250,000 additional shares not subject to lock-up agreements will be eligible for sale in the public market pursuant to Rule 144 or Rule 701, subject to compliance with certain volume limitations under Rule 144. Approximately 5,000,000 shares are subject to lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters (as both terms are defined below). The holders of shares subject to Lock-Up Agreements have agreed not to offer, sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days following the date of this Prospectus, without the prior written consent of Montgomery Securities, one of the Representatives. See "Underwriting." Montgomery Securities in its sole discretion and without notice may earlier release for sale in the public market all or any portion of the shares subject to the Lock-up Agreements.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate who has beneficially owned Restricted Shares for at least a two-year period (as computed under Rule 144) is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 75,000 shares after giving effect to this offering) and
(ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned restricted shares for at least a three-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Restricted shares and options to purchase Common Stock sold by the Company to, among others, its employees, officers and directors pursuant to written compensation plans or contracts and in reliance on Rule 701 under the Securities Act, may be resold in reliance on Rule 144 by such persons who are not affiliates subject only to the provisions of Rule 144 regarding manner of sale, and by such persons who are affiliates without complying with the Rule's holding period requirements.

    The Company expects to file a registration statement under the Securities Act 90 days after the completion of this offering to register approximately an additional 1,700,000 shares of Common Stock reserved for issuance under the Stock Option Plan and the Purchase Plan.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Needham & Company, Inc. and Black & Company (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                    NUMBER OF
UNDERWRITER                                                                          SHARES
- ---------------------------------------------------------------------------------  -----------
Montgomery Securities............................................................
Needham & Company, Inc...........................................................
Black & Company..................................................................

                                                                                   -----------
    Total........................................................................    2,140,000
                                                                                   -----------
                                                                                   -----------

    The Representatives have advised the Company that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $ per share, and the Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 321,000 additional shares of Common Stock, to cover over-allotments, if any, at the same price per share as the initial 2,140,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

    Holders of approximately 5,000,000 shares of Common Stock prior to this offering have agreed, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of the shares of Common Stock currently held by them, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for shares of Common Stock offered hereby and shares issued pursuant to the Stock Option Plan or the Purchase Plan. See "Management -- 1991 Stock Option Plan;" "-- Employee Stock Purchase Plan" and "Shares Eligible for Future Sale."

    The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations are the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company management, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stocks of comparable companies in recent periods and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Baker & McKenzie, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The audited Consolidated Financial Statements and schedule of the Company included in this Prospectus and appearing in the Registration Statement (as defined below) have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. Although all material elements of such contracts, agreements and other documents required to be disclosed in this Prospectus are so disclosed in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 13th Floor, Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. at prescribed rates.

                          GLOSSARY OF TECHNICAL TERMS



    4GL (FOURTH GENERATION LANGUAGE): a programming language designed for ease of use facilitated by interaction with the programmer, often used to define languages used with relational databases.



    AGENTS: In the client/server model, agents are automatic computer processes that perform information gathering and preparation on behalf of a client or server, and often communicate with other agents to perform a larger collective task.



    APPLICATION  PARTITIONING:   a  process by  which application  functions are
divided and processed on multiple servers, thereby not limiting processing to any single computer.



    CASE  --  COMPUTER  AIDED  SOFTWARE  ENGINEERING:    a  technique  for using
computers to help with one or more phases of the software life-cycle, including the systematic analysis, design, implementation and maintenance of software.



    CLIENT/SERVER: an arrangement used on computer networks that makes use of "distributed intelligence", thereby treating both the central data server and individual desktop computers as intelligent, programmable devices capable of sharing data processing tasks.



    GUI -- GRAPHICAL USER INTERFACE: a type of display format that enables users to select commands, start programs and see lists of files and other options by pointing to pictorial representations ("icons") and lists of menu items on the screen.



    MASSIVELY PARALLEL SYSTEMS: computer systems that incorporate a significant number of data processing units to simultaneously process discrete portions of a data processing task.



    OBJECT-ORIENTED PROGRAMMING: a type of software programming in which a program is viewed as a collection of discrete software objects, each of which is a self-contained collection of common data structures and data processing routines.



    ODBC  -- OPEN  DATABASE CONNECTIVITY:   an  industry standard  for accessing
different database systems.



    OLE -- OBJECT LINKING AND EMBEDDING: an industry standard that allows users to embed objects such as text, graphics or spreadsheets in other documents.



    RADD --  RAPID  APPLICATION  DEVELOPMENT  AND  DEPLOYMENT:    a  programming
architecture that is designed to enable developers to quickly and easily produce complex, business-critical applications.



    SQL -- STRUCTURED QUERY LANGUAGE: an industry standard database language used in querying, updating and managing relational databases.



    VAR --  VALUE-ADDED  RESELLER:    a company  that  distributes  hardware  or
software products made by others, adding value through the combination of other products, user support, and service.

                               UNIFY CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................     F-2
Consolidated Financial Statements:
  Balance Sheets as of April 30, 1995 and 1996.............................................................     F-3
  Statements of Operations for the years ended April 30, 1994, 1995 and 1996...............................     F-4
  Statements of Stockholders' Deficit for the years ended April 30, 1994, 1995 and 1996....................     F-5
  Statements of Cash Flows for the years ended April 30, 1994, 1995 and 1996...............................     F-6
  Notes to Consolidated Financial Statements...............................................................     F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Unify Corporation:

    We have audited the accompanying consolidated balance sheets of Unify Corporation and subsidiaries as of April 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended April 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unify Corporation and subsidiaries as of April 30, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP
San Jose, California
May 17, 1996

                               UNIFY CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    APRIL 30,     APRIL 30, 1996
                                                    ---------   -------------------
                                                      1995       ACTUAL   PRO FORMA
                                                    ---------   --------  ---------
                      ASSETS                                              (NOTE 12)
                                                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents.......................   $  3,776   $  3,028  $  3,095
  Accounts receivable, net of allowances of $1,043
   in 1995 and $483 in 1996.......................      3,667      4,745     4,745
  Amounts due from minority interest stockholders,
   net of allowances of $492 in 1995 and $382 in
   1996...........................................      1,091        525       525
  Prepaid expenses................................        520        893       893
  Other current assets............................        408        119       119
                                                    ---------   --------  ---------
    Total current assets..........................      9,462      9,310     9,377
Property and equipment, net.......................      2,226      3,358     3,358
Capitalized software, net of accumulated
 amortization of $914 in 1995.....................        582      --        --
Other assets......................................        411        329       329
                                                    ---------   --------  ---------
    Total assets..................................   $ 12,681   $ 12,997  $ 13,064
                                                    ---------   --------  ---------
                                                    ---------   --------  ---------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt...............   $    189   $    255  $    255
  Accounts payable................................        833      1,866     1,866
  Amounts due to minority interest stockholders...      2,155      1,392     1,392
  Accrued compensation and related expenses.......      1,409      1,655     1,655
  Taxes payable...................................        690        542       542
  Litigation settlements..........................        443        217       217
  Other accrued liabilities.......................      2,347      1,916     1,916
  Deferred revenue................................      4,512      4,650     4,650
                                                    ---------   --------  ---------
    Total current liabilities.....................     12,578     12,493    12,493
Long-term debt, net of current portion............      1,488      2,456     2,456
Minority interest.................................        270        495       495
Commitments and contingencies.....................
Redeemable preferred stock, $0.001 par value;
 2,931,370 shares designated; 2,876,136 shares
 issued and outstanding; aggregate liquidation
 preference of $25,424 and $27,177 in 1995 and
 1996, respectively; no shares authorized, issued
 or outstanding pro forma.........................     24,973     26,726     --
Stockholders' deficit:
  Preferred stock, $0.001 par value; 7,931,370
   shares authorized; no shares issued or
   outstanding pro forma..........................     --          --        --
  Common stock, $0.001 par value; 40,000,000
   shares authorized; 1,340,344 and 1,884,075
   shares issued and outstanding in 1995 and 1996,
   respectively; 5,640,831 shares outstanding pro
   forma..........................................          1          2         6
  Additional paid-in capital......................      2,159      2,188    28,977
  Notes receivable from stockholders..............       (515)      (265)     (265)
  Cumulative translation adjustments..............       (682)      (816)     (816)
  Accumulated deficit.............................    (27,591)   (30,282)  (30,282)
                                                    ---------   --------  ---------
    Total stockholders' deficit...................    (26,628)   (29,173)   (2,380)
                                                    ---------   --------  ---------
    Total liabilities and stockholders' deficit...   $ 12,681   $ 12,997  $ 13,064
                                                    ---------   --------  ---------
                                                    ---------   --------  ---------

          See accompanying notes to consolidated financial statements.

                               UNIFY CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      YEARS ENDED APRIL 30,
                                                                                 -------------------------------
                                                                                   1994       1995       1996
                                                                                 ---------  ---------  ---------
Revenues:
  Software licenses............................................................  $  19,048  $  17,995  $  20,444
  Services.....................................................................     11,501     10,854      9,721
                                                                                 ---------  ---------  ---------
    Total revenues.............................................................     30,549     28,849     30,165
                                                                                 ---------  ---------  ---------
Cost of revenues:
  Software licenses............................................................      3,262      2,787      2,059
  Services.....................................................................      6,215      5,786      4,332
                                                                                 ---------  ---------  ---------
    Total cost of revenues.....................................................      9,477      8,573      6,391
                                                                                 ---------  ---------  ---------
Gross margin...................................................................     21,072     20,276     23,774
                                                                                 ---------  ---------  ---------
Operating expenses:
  Product development..........................................................      5,598      5,324      5,805
  Selling, general and administrative..........................................     19,795     15,000     18,920
  Restructuring charges........................................................        570        431     --
                                                                                 ---------  ---------  ---------
    Total operating expenses...................................................     25,963     20,755     24,725
                                                                                 ---------  ---------  ---------
    Loss from operations.......................................................     (4,891)      (479)      (951)
Other income (expense), net....................................................     (1,830)       392        176
                                                                                 ---------  ---------  ---------
  Loss before income taxes.....................................................     (6,721)       (87)      (775)
Provision for income taxes.....................................................       (342)      (392)      (163)
                                                                                 ---------  ---------  ---------
  Net loss.....................................................................  $  (7,063) $    (479) $    (938)
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Pro forma net loss per share...................................................             $   (0.08) $   (0.18)
                                                                                            ---------  ---------
                                                                                            ---------  ---------
Shares used in computing pro forma net loss per share..........................                 5,639      5,327
                                                                                            ---------  ---------
                                                                                            ---------  ---------

          See accompanying notes to consolidated financial statements.

                               UNIFY CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              NOTES
                                            COMMON STOCK      ADDITIONAL    RECEIVABLE    CUMULATIVE                      TOTAL
                                          -----------------    PAID-IN         FROM       TRANSLATION   ACCUMULATED   STOCKHOLDERS'
                                           SHARES    AMOUNT    CAPITAL     STOCKHOLDERS   ADJUSTMENTS     DEFICIT        DEFICIT
                                          ---------  ------   ----------   ------------   -----------   -----------   --------------
Balances at April 30, 1993..............    940,855  $   1      $1,592        $--            $(416)      $(16,542)      $(15,365)
  Exercise of stock options.............    379,906   --           665         (621)         --            --                 44
  Dividend accrual......................     --       --         --           --             --            (1,753)        (1,753)
  Translation adjustments...............     --       --         --           --              (150)        --               (150)
  Net loss..............................     --       --         --           --             --            (7,063)        (7,063)
                                          ---------  ------   ----------     ------       -----------   -----------   --------------
Balances at April 30, 1994..............  1,320,761      1       2,257         (621)          (566)       (25,358)       (24,287)
  Exercise of stock options.............     19,583   --             8        --             --            --                  8
  Cancellation and reissuance of common
   stock................................     --       --          (106)         106          --            --             --
  Dividend accrual......................     --       --         --           --             --            (1,754)        (1,754)
  Translation adjustments...............     --       --         --           --              (116)        --               (116)
  Net loss..............................     --       --         --           --             --              (479)          (479)
                                          ---------  ------   ----------     ------       -----------   -----------   --------------
Balances at April 30, 1995..............  1,340,344      1       2,159         (515)          (682)       (27,591)       (26,628)
  Exercise of stock options.............    776,897      1         341         (182)         --            --                160
  Exercise of warrants..................     13,571   --            48        --             --            --                 48
  Repurchase of common stock............   (246,737)  --          (432)         432          --            --             --
  Dividend accrual......................     --       --         --           --             --            (1,753)        (1,753)
  Imputed interest on note payable to
   preferred stockholders...............     --       --            72        --             --            --                 72
  Translation adjustments...............     --       --         --           --              (134)        --               (134)
  Net loss..............................     --       --         --           --             --              (938)          (938)
                                          ---------  ------   ----------     ------       -----------   -----------   --------------
Balances at April 30, 1996..............  1,884,075  $   2      $2,188        $(265)         $(816)      $(30,282)      $(29,173)
                                          ---------  ------   ----------     ------       -----------   -----------   --------------
                                          ---------  ------   ----------     ------       -----------   -----------   --------------

          See accompanying notes to consolidated financial statements.

                               UNIFY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            YEARS ENDED APRIL 30,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
Cash flows from operating activities:
  Net loss...........................................................................  $  (7,063) $    (479) $    (938)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation.....................................................................      1,305      1,086        979
    Amortization of capitalized software.............................................      1,422      1,149        582
    Provision for losses on accounts receivable......................................        149         35        (42)
    Noncash restructuring charges....................................................        570        431     --
    Minority interest................................................................       (378)      (493)      (366)
    Provision for litigation settlements.............................................      2,154        300     --
    Forgiveness of amounts due to minority interest stockholders.....................     --           (305)    --
    Imputed interest on note payable to preferred stockholders.......................     --         --             72
    Changes in operating assets and liabilitites:
      Accounts receivable............................................................      2,428      1,711     (1,364)
      Amounts due from minority interest stockholders................................        (69)      (729)       356
      Prepaid expenses and other current assets......................................        303        250       (184)
      Accounts payable...............................................................     (1,262)       129      1,068
      Amounts due to minority interest stockholders..................................        (81)       997       (336)
      Accrued compensation and related expenses......................................       (309)      (553)       292
      Taxes payable..................................................................          7         32        (85)
      Litigation settlements.........................................................     --         (2,702)      (226)
      Other accrued liabilities......................................................       (379)       295       (387)
      Deferred revenue...............................................................        352        156       (491)
                                                                                       ---------  ---------  ---------
Net cash (used in) provided by operating activities..................................       (851)     1,310     (1,070)
                                                                                       ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment.................................................       (849)      (811)      (784)
  Capitalized software...............................................................       (750)      (420)    --
  Other assets.......................................................................        384        330          8
                                                                                       ---------  ---------  ---------
Net cash used in investing activities................................................     (1,215)      (901)      (776)
                                                                                       ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from debt obligations.....................................................        198      1,250      1,000
  Principal payments under debt obligations..........................................       (279)      (483)      (428)
  Proceeds from issuance of common stock.............................................         44          8        208
  Additional investment in subsidiary by minority interest stockholders..............     --         --            591
                                                                                       ---------  ---------  ---------
Net cash (used in) provided by financing activities..................................        (37)       775      1,371
                                                                                       ---------  ---------  ---------
Effect of exchange rate changes on cash..............................................       (132)        97       (273)
                                                                                       ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents.................................     (2,235)     1,281       (748)
Cash and cash equivalents, beginning of year.........................................      4,730      2,495      3,776
                                                                                       ---------  ---------  ---------
Cash and cash equivalents, end of year...............................................  $   2,495  $   3,776  $   3,028
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

Interest paid........................................................................  $     190  $     164  $     167
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Income taxes paid....................................................................  $     310  $     304  $     232
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Noncash investing and financing activities:
  Common stock issued (canceled) in return for notes receivable from stockholders....  $     621  $    (106) $    (250)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
  Unify VISION software, maintenance and training exchanged for financial
   applications software, support and training.......................................                        $   1,050
                                                                                                             ---------
                                                                                                             ---------

          See accompanying notes to consolidated financial statements.

                               UNIFY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    Unify Corporation (the "Company") develops, markets and supports Unify VISION, an advanced client/server application development environment for development, deployment and management of high-end scalable applications. The Company also enhances, markets and supports Unify ACCELL, a family of fourth generation language application development tools and Unify DataServer, a family of database management system products.

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and Unify Japan KK, which is 51% owned by the Company. All significant intercompany balances and transactions have been eliminated.


    The functional currencies of the Company's foreign subsidiaries are the local currencies. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average rates of exchange in effect during the respective period. Translation adjustments are excluded from net income and accumulated in a separate component of stockholders' deficit. Foreign currency translation gains or losses resulting from the sale of products in other than the functional currency are reported in results of operations.


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing these consolidated financial statements include the degree of certainty of collection for revenue recognition and allowances for potential credit losses.

    CASH EQUIVALENTS

    Cash equivalents are highly liquid investments with original maturities of three months or less and are stated at cost, which approximates fair value. Cash equivalents consist primarily of demand deposits with banks, certificates of deposit and money market funds.

    CONCENTRATIONS OF CREDIT RISK AND CREDIT EVALUATIONS

    Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of temporary cash investments, including certificates of deposit and money market funds. The Company places its temporary cash investments primarily with two financial institutions.

    The Company licenses its products principally to companies in North America, Europe and Japan and no customer accounted for more than 10% of consolidated revenues in the years ended April 30, 1994, 1995 and 1996. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit losses.

    REVENUE RECOGNITION


    Software license revenue is recognized when a noncancelable license agreement has been executed, the product has been shipped, all significant contractual obligations have been satisfied and collection of the resulting receivable is probable. Services revenue includes maintenance revenue, which is recognized ratably over the maintenance period, and revenue from consulting and training services, which is recognized as services are performed. Fees for maintenance are billed in advance and included in

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

deferred revenue until recognized. See also Note 2 to Consolidated Financial Statements. The Company's revenue recognition policies are in compliance with the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 91-1, SOFTWARE REVENUE RECOGNITION.


    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, generally five years.

    CAPITALIZED SOFTWARE


    Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Under this standard, capitalization of software development costs begins upon the establishment of technological feasibility. The Company begins capitalization upon completion of a working model. Amortization of capitalized software development costs is computed on a product-by-product basis as the greater of the ratio of current product revenue to the total of current and anticipated product revenue or the straight-line method over the software's estimated economic life, generally one to three years. Unamortized capitalized software development costs are periodically compared to their net realizable value and a loss is recorded for any excess.


    INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method, deferred taxes are recorded for the difference between the financial statement and tax bases of the Company's assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. U.S. income taxes are not provided on the undistributed earnings of foreign subsidiaries as they are considered to be permanently invested.

    PRO FORMA NET LOSS PER SHARE

    Pro forma net loss per common and common equivalent share is based upon the weighted average number of outstanding shares of common stock and common equivalent shares from stock options and warrants (under the treasury stock method, if dilutive) and redeemable preferred stock (using the as-if-converted method, even if antidilutive). Pursuant to certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, common and common equivalent shares issued at prices below the anticipated initial public offering (IPO) price during the twelve-month period prior to the offering have been included in the calculation, even if antidilutive, as if they were outstanding for all periods presented using the treasury stock method and the anticipated IPO price.

2.  PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following (in thousands):

                                                                               APRIL 30,
                                                                          --------------------
                                                                            1995       1996
                                                                          ---------  ---------
Equipment...............................................................  $   5,961  $   6,474
Furniture and leasehold improvements....................................      1,526      1,776
Financial applications software.........................................     --            888
                                                                          ---------  ---------
                                                                              7,487      9,138
Less accumulated depreciation...........................................      5,261      5,780
                                                                          ---------  ---------
Property and equipment, net.............................................  $   2,226  $   3,358
                                                                          ---------  ---------
                                                                          ---------  ---------

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  PROPERTY AND EQUIPMENT (CONTINUED)
    In December 1995, the Company entered into an agreement with a customer whereby the Company exchanged licenses for its Unify VISION software, maintenance and training for licenses for the customer's financial applications software, support and training. The Company recorded the transaction using the fair value of the assets exchanged. During fiscal 1996, the Company recognized $262,000 for the initial delivery of software development licenses to the customer. The remaining $788,000 has been deferred because either the related software licenses have not been delivered or the support and training have not been provided.

3.  LINE OF CREDIT

    In March 1996, the Company established a $2.5 million revolving line of credit with a bank. This line of credit permits borrowings up to 80% of eligible accounts receivable and up to $500,000 of the line may also be used to finance 80% of equipment purchases with no receivable borrowing limitation. The line is secured by all of the Company's assets, bears interest at 2.75% and 3.50% over the bank's prime lending rate (11.00% and 11.75% as of April 30, 1996, respectively) for receivable based and equipment borrowings, respectively, and expires in March 1997. The agreement provides for minimum interest payments and contains certain financial covenants, with which the Company was in compliance at April 30, 1996.


4.  LONG-TERM DEBT
    Long-term debt consisted of the following (in thousands):


                                                                                APRIL 30,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Unsecured note payable to preferred stockholders, interest at 3.75%, due
 July 1997 (Note 5)......................................................  $   1,250  $   2,250
Note payable, secured by equipment, bearing interest at 8.70%, payable in
 monthly installments of $7 through April 1997...........................        126         66
Other....................................................................        301        395
                                                                           ---------  ---------
                                                                               1,677      2,711
Less current portion.....................................................        189        255
                                                                           ---------  ---------
Long-term debt, net of current portion...................................  $   1,488  $   2,456
                                                                           ---------  ---------
                                                                           ---------  ---------


    Future maturities of long-term debt as of April 30, 1996 were $255,000, $2,410,000 and $46,000 for the years ending April 30, 1997, 1998 and 1999, respectively.

5.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

    REDEEMABLE PREFERRED STOCK

    Authorized and outstanding redeemable preferred stock and its principal terms are as follows at April 30, 1996 (in thousands, except share data):

               SHARES        SHARES      AMOUNT     DIVIDEND    LIQUIDATION
  SERIES     AUTHORIZED   OUTSTANDING    PAID IN   PREFERENCE   PREFERENCE
- -----------  -----------  ------------  ---------  -----------  -----------
     A          571,428       571,421   $   2,955   $     720    $   3,000
     B          571,428       571,409       2,940         720        3,000
     C          744,800       744,779       6,439       1,564        6,517
     D          608,000       559,978       4,672       1,176        4,900
     E          435,714       428,549       4,460       1,080        4,500
                                        ---------  -----------  -----------
                                        $  21,466   $   5,260    $  21,917
                                        ---------  -----------  -----------
                                        ---------  -----------  -----------

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT (CONTINUED)
    Each share of preferred stock and all accumulated dividends are convertible, at the holder's option, into common stock at an initial conversion price of $5.25 per share for Series A and B, $8.75 per share for Series C and D and $10.50 per share for Series E. In certain instances, the preferred stock automatically converts to common stock upon completion of a public offering of the Company's common stock. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible.

    Beginning in May 1993, the holders of the Series A, B, C, D and E preferred stock became entitled to receive annual dividends at the rate of $0.42, $0.42, $0.70, $0.70 and $0.84 per share, respectively. Accumulated dividends of $3,507,000 and $5,260,000 are included in redeemable preferred stock as of April 30, 1995 and 1996, respectively. The Company is currently unable to pay cash dividends under state law. No dividends or payments in liquidation may be made with respect to common stock until all accumulated preferred stock dividends have been paid in full and, in the event of liquidation, until the accumulated dividends and the liquidation preferences of the preferred stock have been paid.

    Beginning May 31, 1996 for the holders of Series A, B, C and D preferred stock and May 31, 1997 for the holders of Series E preferred stock, each preferred stockholder will have the option to require the Company to repurchase up to 100% of their initial investment over five years at $5.25, $5.25, $8.75, $8.75 and $10.50 per share, respectively, plus accrued but unpaid dividends.

    STOCK OPTIONS

    Under the terms of the 1991 Stock Option Plan (the "1991 Option Plan"), 2,200,000 shares of common stock have been reserved for issuance to eligible directors, officers and employees. Under the 1991 Option Plan, incentive stock options or nonqualified stock options may be granted at prices not less than 100% of the fair market value of the Company's common stock at the date of grant, as determined by the Company's Board of Directors. Options granted generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant.

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT (CONTINUED)
    A summary of stock option activity under the 1991 Option Plan is as follows:

                                                  SHARES OUTSTANDING
                                    SHARES    --------------------------
                                  AVAILABLE   NUMBER OF       PRICE
                                  FOR GRANT     SHARES      PER SHARE
                                  ----------  ----------  --------------
Outstanding at May 1, 1993......     269,917   1,123,380  $0.07 to $5.25
  Granted.......................    (419,910)    419,910  0.35 to  1.75
  Exercised.....................      --        (379,906) 1.75 to  3.50
  Expired/cancelled.............     385,547    (385,547) 1.75 to  5.25
                                  ----------  ----------
Outstanding at April 30, 1994...     235,554     777,837  0.07 to  3.50
  Granted.......................    (519,688)    519,688  0.35
  Exercised.....................      --         (19,583) 0.35 to  1.75
  Expired/cancelled.............     452,152    (452,152) 0.35 to  3.50
                                  ----------  ----------
Outstanding at April 30, 1995...     168,018     825,790  0.07 to  1.75
  Authorized....................     821,429      --
  Granted.......................  (1,083,075)  1,083,075  0.35 to  7.00
  Exercised.....................      --        (776,897) 0.35 to  1.40
  Expired/cancelled.............     500,248    (253,511) 0.35 to  1.75
                                  ----------  ----------
Outstanding at April 30, 1996...     406,620     878,457  $0.07 to $7.00
                                  ----------  ----------
                                  ----------  ----------
Vested at April 30, 1996........                 253,205  $0.07 to $4.20
                                              ----------
                                              ----------
Shares subject to repurchase at
 April 30, 1996.................                 544,884
                                              ----------
                                              ----------

    STOCK PURCHASE PLAN

    In March 1996, the Company's Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") which authorizes the issuance of up to 400,000 shares of common stock. Under the 1996 Purchase Plan eligible employees may purchase shares at 85% of the fair market value of the common stock at the date of purchase. No shares of common stock had been purchased under the 1996 Purchase Plan at April 30, 1996.

    NOTES RECEIVABLE FOR COMMON STOCK


    In fiscal 1994, four of the Company's officers exercised stock options to purchase 354,764 shares of common stock at $1.75 per share for non recourse, non interest bearing notes due upon the earlier of the sale of the related shares by the officers or the year 2000. In fiscal 1995, a total of 75,600 shares owned by two of the officers were cancelled and reissued at $0.35 per share and the notes related to these shares were consequently reduced by a total of $106,000. In fiscal 1996, 246,737 shares owned by another officer, who had left the Company, were reacquired by the Company in exchange for cancellation of the related $432,000 note.



    During fiscal 1996, one of the Company's officers exercised stock options to purchase 346,931 shares of common stock at prices ranging from $0.35 to $1.40 per share for a note receivable which bears interest at 5% annually and is secured by the shares of common stock. The note and accrued interest are due upon the earlier of the sale of the related shares by the officer or the year 1999. This note receivable also includes $13,000 for common shares originally purchased in fiscal 1994 for a non-recourse note that has been cancelled.

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT (CONTINUED)
    WARRANTS

    In connection with a $3.0 million revolving credit facility provided in November 1993 by certain preferred stockholders, the Company issued warrants which are exercisable into 190,459 shares of common stock at an exercise price of $1.75 per share. In December 1995, the exercise price for these warrants was reduced to $0.35 per share in conjunction with a one year extension of the revolving credit facility. These warrants were fully exercisable at April 30, 1996 and expire in November 1996 or upon completion of a public registration of the Company's common stock which meets certain minimum criteria.

    In connection with various other financings, the Company has issued warrants which are exercisable into 28,412 shares of Series D preferred stock and 7,337 shares of Series E preferred stock at exercise prices of $8.54 and $10.22, respectively. These warrants were exercisable at April 30, 1996 and expire in December 1996 and September 1998, respectively.

6.  PROVISION FOR INCOME TAXES

    The Company recorded no federal income tax provision for the years ended April 30, 1994, 1995 and 1996 due to net losses in those periods. The Company recorded a tax provision related primarily to foreign income tax withholding on software license royalties paid to the Company by certain foreign licencees. Income tax expense for the years ended April 30, 1994, 1995 and 1996 consisted of current tax expense as follows (in thousands):


                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
Foreign withholding taxes...........................................................  $     329  $     370  $     151
State...............................................................................         13         22         12
                                                                                      ---------  ---------  ---------
  Total income tax expense..........................................................  $     342  $     392  $     163
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    Income tax expense for the years ended April 30, 1994, 1995 and 1996 differs from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following (in thousands):

                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
Computed "expected" tax expense (benefit)...........................................  $  (2,285) $     (30) $    (264)
Increases (reductions) in tax expense resulting from:
  Foreign (income) losses subject to foreign income tax expense (benefit) not
   subject to U.S. tax..............................................................        196       (240)       382
  Foreign withholding taxes.........................................................        329        370        151
  Benefit from utilization of federal net operating loss deduction..................     --         --           (136)
  Increase in valuation allowance for deferred tax assets -- nonutilization of U.S.
   tax loss.........................................................................      2,079        249     --
  Other.............................................................................         23         43         30
                                                                                      ---------  ---------  ---------
    Actual income tax expense.......................................................  $     342  $     392  $     163
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  PROVISION FOR INCOME TAXES (CONTINUED)
    The Company provides deferred income taxes which reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                               APRIL 30,
                                                                          --------------------
                                                                            1995       1996
                                                                          ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards......................................  $   5,870  $   5,980
  Reserves and other accruals...........................................        561        496
  Deferred maintenance revenue..........................................      1,345      1,036
  Accounts receivable...................................................        522        348
  Foreign tax credits...................................................      1,003        907
  Other.................................................................        423        370
                                                                          ---------  ---------
  Total deferred tax assets.............................................      9,724      9,137
Deferred tax liabilities -- principally software capitalization.........       (283)      (162)
Valuation allowance.....................................................     (9,441)    (8,975)
                                                                          ---------  ---------
Net deferred tax assets.................................................  $  --      $  --
                                                                          ---------  ---------
                                                                          ---------  ---------

    Due primarily to an increase in the deferred tax assets recorded for net operating loss carry-forwards offset by a decrease in the deferred tax assets recorded for reserves and other accruals, the valuation allowance increased by $117,000 in the year ended April 30, 1995. Due primarily to decreases in the deferred tax assets recorded for deferred maintenance revenue and accounts receivable, the valuation allowance decreased by $466,000 in the year ended April 30, 1996.

    At April 30, 1996, the Company had approximately $10,658,000 in federal net operating loss carryforwards, approximately $6,932,000 in foreign net operating loss carryforwards and approximately $907,000 in foreign tax credit carryforwards which expire in various years through 2008.

    Due to the "change of ownership" provisions of the Tax Reform Act of 1986, the availability of the Company's net operating loss and credit carryforwards will be subject to an annual limitation in future periods if a change of ownership of more than 50% should occur over a three-year period. Such a change could substantially limit the eventual utilization of these tax carryforwards.

7.  RESTRUCTURING CHARGES
    In the third quarter of fiscal 1994, the Company recorded a charge of $570,000 which included $407,000 for severance and other costs associated with a reduction in force and $163,000 for facilities reorganization and professional fees. The Company reduced its workforce by 15%, primarily in sales and product development. The reserves for facilities reorganization related to the closing of six small satellite sales offices and included future rent for those offices, buyout payments for expected early termination of certain leases and equipment moving expenses. These restructuring costs were paid out primarily during the fourth quarter of fiscal 1994 and during fiscal 1995. There were no significant reclassifications or reductions of the original reserves.

    In the fourth quarter of fiscal 1995, the Company incurred a charge of $431,000 which included $276,000 for severance and other costs associated with a reduction in force and $155,000 for facilities reorganization and professional fees. The reduction in force totaled 8% of the Company's employees and affected every functional area. The reserves for facilities reorganization were for the write off of leasehold improvements and the costs to remove portable infrastructure in connection with the relocation of the Company's product development, customer support, telesales and administrative functions

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  RESTRUCTURING CHARGES (CONTINUED)
to a smaller facility in Sacramento, California. These reserves also included the costs of consolidating two smaller West Coast sales offices into the Company's new corporate headquarters in San Jose, California. These restructuring costs were paid out during fiscal 1996 and there were no significant reclassifications or reductions of the original reserves.

8.  OTHER INCOME (EXPENSE)
    Other income (expense) for the years ended April 30, 1994, 1995 and 1996 consisted of the following (in thousands):

                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
Interest income.....................................................................  $      65  $     107  $      81
Interest expense....................................................................       (171)      (225)      (234)
Foreign currency gain (loss)........................................................         52         12        (37)
Minority interest...................................................................        378        493        366
Litigation settlements..............................................................     (2,154)      (300)    --
Forgiveness of amounts due to minority interest stockholders (Note 9)...............     --            305     --
                                                                                      ---------  ---------  ---------
Other income (expense), net.........................................................  $  (1,830) $     392  $     176
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

9.  RELATED PARTY TRANSACTIONS
    The Company, Sumitomo Metals Industries, Ltd. ("SMI") and Artificial Intelligence Research, Ltd. ("AIR") are related parties as they own 51%, 34% and 15% interests, respectively, in Unify Japan KK ("Unify Japan").

    TRANSACTIONS WITH AIR


    AIR distributed the Company's products in Japan prior to July 1990. In conjunction with the formation of Unify Japan in July 1990, the Company appointed AIR as exclusive distributor and master licensee for Unify products in Japan. AIR then granted Unify Japan the exclusive right to subdistribute products in the non-OEM market in Japan in return for approximately 185 million yen, or $1,272,000, payable in five equal annual installments. From July 1990 to July 1994, Unify Japan paid royalties on its non-OEM market revenue to AIR and AIR paid royalties on all Unify products sold in Japan to the Company. In July 1994, the Company terminated AIR's exclusive distribution rights and appointed Unify Japan exclusive distributor and master licensee for the Company's products in Japan. The balance due AIR on the non-OEM subdistribution note was reduced by 53 million yen, or $595,000, in connection with this action, resulting in a $305,000 credit to the consolidated statement of operations (net of 49% minority interest). After July 1994, AIR purchased software licenses from Unify Japan as a subdistributor and Unify Japan paid intercompany royalties on all Unify products sold in Japan to the Company.


    Total revenues include revenues from AIR of $2,202,000, $3,098,000 and $1,870,000 in the years ended April 30, 1994, 1995 and 1996, respectively. Cost of software licenses includes AIR royalty expense of $207,000 in fiscal 1994. Cost of software licenses also includes charges from AIR to duplicate and ship the Japanese versions of all Unify products sold in Japan totaling $88,000, $207,000 and $384,000 in fiscal 1994, 1995 and 1996, respectively. Cost of services includes contract labor from AIR to provide customer support totaling $430,000 and $333,000 for the years ended April 30, 1995 and 1996, respectively. Product development expense includes contract labor from AIR to provide software porting and translation services totaling $300,000, $463,000 and $1,160,000 in the years ended April 30, 1994, 1995 and 1996, respectively.

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  RELATED PARTY TRANSACTIONS (CONTINUED)
    Net amounts due from minority interest stockholders at April 30, 1995 and 1996 represent amounts payable by AIR to Unify Japan for the purchase of software licenses and related services and amounts payable by AIR to the Company for royalties.

    TRANSACTIONS WITH SMI


    In fiscal 1995, SMI advanced Unify Japan 45 million yen, or $543,000, for the translation of Unify VISION software and related documentation from English to Japanese. Under the terms of the joint development agreement, SMI will receive a 40% discount from list price on purchases of the translated software for its internal use. The agreement also grants SMI a 10% royalty on sales of the Japanese version of Unify VISION from its release for shipment to regular customers, which occurred in August 1995, through December 1996. Software licenses revenue for fiscal 1996 includes approximately $450,000 in funded development revenue relating to this translation project, recognized ratably as the related product development expenses of approximately $880,000 were incurred. Royalties due SMI during the same period were not significant. In fiscal 1995 SMI also made a refundable prepayment of 72 million yen, or $870,000, to Unify Japan for the purchase of software licenses for the Japanese version of Unify VISION; revenue for this prepayment was deferred until shipment of product. During fiscal 1996, Unify Japan shipped SMI approximately 24 million yen, or $236,000, of Japanese product against this prepayment.



    In September 1995, Unify Japan entered into a 100 million yen, or $935,000, loan agreement with a bank affiliated with SMI. The loan bears interest at the prime rate (approximately 2% at April 30, 1996), is secured by the assets of Unify Japan and is due in September 1996. As of April 30, 1996, 50 million yen, or $467,000, was outstanding on this line of credit. Under a separate agreement which expires on May 31, 1996, Unify Japan also owes Sumitomo Bank $280,000.


    Finally, Unify Japan leased office space from SMI under a renewable one-year lease beginning in August 1994; rent expense paid to SMI totaled approximately $130,000 in fiscal 1995 and $150,000 in fiscal 1996.

    Amounts due to minority interest stockholders consisted of the following (in thousands):

                                                                                APRIL 30,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Notes payable to SMI banking affiliates..................................  $  --      $     747
Non-OEM subdistribution note due AIR.....................................        169     --
Other amounts due AIR....................................................        573        199
Product development advances from SMI....................................        543     --
Refundable prepayment from SMI...........................................        870        446
                                                                           ---------  ---------
  Total amounts due......................................................  $   2,155  $   1,392
                                                                           ---------  ---------
                                                                           ---------  ---------

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases office space and equipment under noncancelable operating lease arrangements. Future minimum rental payments under these leases as of April 30, 1996 were as follows (in thousands):

YEARS ENDING APRIL 30,
- --------------------------------------------------------------------------
1997......................................................................  $   1,179
1998......................................................................        839
1999......................................................................        754
2000......................................................................        756
2001......................................................................        357
                                                                            ---------
                                                                            $   3,885
                                                                            ---------
                                                                            ---------

    Rent   expense  under  operating  leases   was  $2,425,000,  $2,110,000  and
$1,622,000 for the years ended April 30, 1994, 1995 and 1996, respectively.

    LITIGATION

    In November 1994, the Company paid $2,650,000 in full and final settlement of a dispute with two former customers which related to software sold by the Company in 1989. In October 1994, the Company also settled a dispute with a former French customer for approximately $467,000, to be paid over three years. The Company increased existing reserves by $2,154,000 in fiscal 1994 for these litigation settlements. Finally, the Company recorded a charge of $300,000 in fiscal 1995 for the settlement of an employment dispute with a former officer of the Company which arose in that year.

    The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, after consulting with legal counsel, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position of the Company.

                               UNIFY CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. SEGMENT INFORMATION
    The Company operates in one industry segment: developing, marketing and supporting client/ server products for developing, deploying and managing high-end scalable software applications. The distribution of revenues, operating income (loss) and assets by geographic area for the years ended April 30, 1994, 1995 and 1996 is as follows (in thousands):


                                                               1994       1995       1996
                                                             ---------  ---------  ---------
Revenues:
  United States............................................  $  22,806  $  21,233  $  21,696
  Japan....................................................      1,459      3,404      4,913
  Europe...................................................     10,880      9,942      9,394
  Eliminations.............................................     (4,596)    (5,730)    (5,838)
                                                             ---------  ---------  ---------
    Total revenues.........................................  $  30,549  $  28,849  $  30,165
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------
Operating income (loss):
  United States............................................  $  (3,770) $     320  $     965
  Japan....................................................       (233)      (988)      (543)
  Europe...................................................       (888)       189     (1,373)
                                                             ---------  ---------  ---------
    Total operating income (loss)..........................  $  (4,891) $    (479) $    (951)
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------
Identifiable assets:
  United States............................................  $   3,294  $  (3,169) $   7,686
  Japan....................................................      1,071      2,796      1,692
  Europe...................................................      4,233      2,610      3,660
                                                             ---------  ---------  ---------
  Subtotal identifiable assets.............................      8,598      2,237     13,038
  Corporate assets.........................................      4,424      5,469      4,784
  Eliminations.............................................         59      4,975     (4,825)
                                                             ---------  ---------  ---------
    Total assets...........................................  $  13,081  $  12,681  $  12,997
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------



    United States revenue includes export sales of approximately $3,300,000, $2,900,000 and $2,700,000 in the years ended April 30, 1994, 1995 and 1996, respectively. Export sales have been made primarily to customers in Australia, the Pacific Rim, Latin America, and Canada. Intercompany sales are at prices intended to provide a profit after marketing, support and general and administrative costs. United States operating income (loss) is net of corporate product development and administrative expenses. Corporate assets consist primarily of cash and cash equivalents, property and equipment, and capitalized software.


12. PUBLIC STOCK OFFERING
    On March 26, 1996, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the SEC permitting the Company to sell shares of its common stock to the public. The Company's Board of Directors also approved the reincorporation of the Company in Delaware and a one-for-seven reverse stock split. Common share and per share data in these consolidated financial statements have been retroactively adjusted to reflect the reincorporation and reverse stock split. If the offering is consummated under the terms presently anticipated, all of the currently outstanding preferred stock and accrued dividends will automatically convert to 2,876,136 and 690,161 shares of common stock, respectively, upon the closing of the IPO. The conversion of the preferred stock and accrued dividends, along with the anticipated exercise of warrants to purchase 190,459 shares of common stock, have been reflected in the accompanying unaudited pro forma consolidated balance sheet as of April 30, 1996.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE  ANY IMPLICATION  THAT THERE  HAS BEEN  NO CHANGE  IN THE  AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS
                             ----------------------

                                                    PAGE
                                                    -----
SUMMARY........................................           3
THE COMPANY....................................           3
RISK FACTORS...................................           5
USE OF PROCEEDS................................          13
DIVIDEND POLICY................................          13
CAPITALIZATION.................................          14
DILUTION.......................................          15
SELECTED CONSOLIDATED FINANCIAL DATA...........          16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS....................................          17
BUSINESS.......................................          26
MANAGEMENT.....................................          40
CERTAIN TRANSACTIONS...........................          46
PRINCIPAL AND SELLING STOCKHOLDERS.............          48
DESCRIPTION OF CAPITAL STOCK...................          51
SHARES ELIGIBLE FOR FUTURE SALE................          52
UNDERWRITING...................................          53
LEGAL MATTERS..................................          54
EXPERTS........................................          54
ADDITIONAL INFORMATION.........................          54
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....         F-1

                             ----------------------

    UNTIL JUNE , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,140,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS
                                  ------------

                             MONTGOMERY SECURITIES

                            NEEDHAM & COMPANY, INC.

                                BLACK & COMPANY

                                            , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with the sale of Common Stock being registered. All amounts are estimated except the registration fee, the NASD filing fee and the Nasdaq listing fee.

                                                                                           AMOUNT TO BE
                                                                                              PAID BY
ITEM                                                                                        REGISTRANT
- -----------------------------------------------------------------------------------------  -------------
SEC Registration Fee.....................................................................   $    10,183
NASD Filing Fee..........................................................................         3,454
Nasdaq Listing Fee.......................................................................        32,000
Printing and Engraving Expenses..........................................................       100,000
Legal Fees and Expenses..................................................................       250,000
Blue Sky Fees and Expenses...............................................................        10,000
Accounting Fees and Expenses.............................................................       375,000
Director and Officer Insurance Premium...................................................       200,000
Transfer Agent and Registrar Fees........................................................         7,500
Miscellaneous............................................................................        11,863
                                                                                           -------------
    Total................................................................................   $ 1,000,000
                                                                                           -------------
                                                                                           -------------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers.

    Under its Restated Certificate of Incorporation and Bylaws the Registrant shall, to the full extent permitted by the Delaware General Corporation Law, indemnify each person made or threatened to be made a party to any civil, criminal or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Restated Certificate of Incorporation and Bylaws state that the indemnification provided therein is not exclusive. The Registrant has also entered into an Indemnification Agreement with each director and certain officers which provides that the Registrant shall indemnify the director or officer in connection with any such actions, suits or proceedings.

    Prior to the completion of the offering, the Registrant will have in force an insurance policy under which its directors and officers will be insured, within the limits and subject to the limitations in the policy, against certain expenses in connection with the defense of such actions, suit or proceedings to which they are parties by reason of being or having been directors or officers.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since May 1993, the Company has sold and issued the following securities without registration under the Securities Act of 1933, as amended (as adjusted where appropriate for the proposed reverse stock split whereby seven outstanding shares of Common Stock will be converted into one share of Common Stock):

        (1) From May 1, 1993 to April 30, 1996, the Company issued options to purchase an aggregate of 684,726 shares of Common Stock under the Company's Stock Option Plan, net of cancellations, and an aggregate of 929,649 shares of Common Stock were issued through the exercise of options granted under the Stock Option Plan. For additional information concerning these transactions, reference is made to the information contained under the caption "Management -- 1991 Stock Option Plan" in the form of Prospectus included herein.

        (2) In September 1993 the Company issued to Silicon Valley Bank a warrant to purchase 7,337 shares of Series E Preferred Stock at the initial exercise price of $10.22 per share.

        (3) In March 1996 the Company issued to Montgomery Securities 13,571 shares of Common Stock for aggregate cash consideration of $47,500, pursuant to the exercise by Montgomery Securities of a warrant dated April 26, 1991.

    The sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon (i) Section 4(2) thereof and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, or (ii) Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS.

    (a) Exhibits


     1.1**  Form of Underwriting Agreement (draft dated May 17, 1996)
     2.1** Agreement and Plan of Merger dated May 16, 1996, for the reincorporation of Unify Corporation, a California Corporation, into Unify Corporation, a Delaware corporation.
     3.1**  Restated Certificate of Incorporation of the Company
     3.2**  Bylaws of the Registrant
     4.1**  Form of Stock Certificate
     5.1**  Opinion of Baker & McKenzie as to legality of securities being registered
    10.1**  Employment Agreement by and between Reza Mikailli and the Registrant dated as of March 31, 1995
    10.2**  1991 Stock Option Plan, as amended
    10.3**  1996 Employee Stock Purchase Plan
    10.4**  Form of Indemnification Agreement
    10.5**  Loan and Security Agreement, dated March 5, 1996, by and between the
             Registrant and Coast Business Credit
    10.6** Revolving Credit Agreement dated as of November 29, 1993, as amended, by and among the Registrant and the Lenders listed on Exhibit A thereto.
     10.7* Joint Venture Agreement, dated September 3, 1990, as amended, by and among the Registrant, Unify Japan Corporation, Sumitomo Metals
             Industries, Ltd. and Artificial Intelligence Research.
    11.1**  Statement of Computation of Pro Forma Net Loss Per Share
    21.1**  Subsidiaries of the Registrant
     23.1   Consent of Independent Auditors (See page S-1)
    23.2**  Consent of Counsel (contained in Exhibit 5.1)
    24.1**  Powers of Attorney


- ------------------------
 * To be filed by amendment.

** Previously filed.

    (b) Financial statement schedules for the three years ended April 30, 1996

    Schedule II -- Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 421(b)(1) or (4) or 497(b) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 28, 1996.


                                          UNIFY CORPORATION

                                          By:          /s/ REZA MIKAILLI
                                             -----------------------------------
                                                  Reza Mikailli, PRESIDENT

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 28, 1996:


                      SIGNATURE                                                   TITLE
- ------------------------------------------------------  ---------------------------------------------------------

                         /s/ REZA MIKAILLI
     -------------------------------------------        Chief Executive Officer and Director (Principal Executive
                    Reza Mikailli                        Officer)

                        /s/ SUSAN SALVESEN              Vice President, Finance and Administration and Chief
     -------------------------------------------         Financial Officer (Principal Financial and Accounting
                    Susan Salvesen                       Officer)

                                     *
     -------------------------------------------        Director
                  D. Kirkwood Bowman

                                     *
     -------------------------------------------        Director
                   Gerard Langeler

                                     *
     -------------------------------------------        Director
                   Arthur Patterson

           * By           /s/ REZA MIKAILLI
       ---------------------------------------
           Reza Mikailli, ATTORNEY-IN-FACT

              CONSENT AND INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors of
Unify Corporation:

    The audits referred to in our report dated May 17, 1996, included the related financial statement schedule for each of the years in the three-year period ended April 30, 1996 included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

San Jose, California

May 28, 1996

                                                                     SCHEDULE II

                               UNIFY CORPORATION
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                                                               ADDITIONS
                                                                 ADDITIONS                    (DEDUCTIONS):
                                                    BALANCE AT   CHARGED TO    DEDUCTIONS:     TRANSFERS     BALANCE AT
                                                    BEGINNING    OPERATING    WRITE-OFFS OF     BETWEEN        END OF
                                                    OF PERIOD     EXPENSES      ACCOUNTS        ACCOUNTS       PERIOD
                                                    ----------   ----------   -------------   ------------   ----------
Allowance for doubtful accounts receivable
  Year ended April 30, 1994.......................    $1,421        $149          $(581)         $  59         $1,048
  Year ended April 30, 1995.......................     1,048          35           (293)           253          1,043
  Year ended April 30, 1996.......................     1,043         (43)          (231)          (286)           483
Allowance for amounts due from minority interest
 stockholders
  Year ended April 30, 1994.......................       804       --            --                (59)           745
  Year ended April 30, 1995.......................       745       --            --               (253)           492
  Year ended April 30, 1996.......................       492       --            --               (110)           382
Allowance for long-term accounts receivable
  Year ended April 30, 1996.......................     --          --            --                396            396

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                         SEQUENTIAL
 NUMBERS                                       DESCRIPTION                                       PAGE NUMBER
- ----------  ----------------------------------------------------------------------------------  -------------
    1.1**   Form of Underwriting Agreement (draft dated May 17, 1996).........................
    2.1**   Agreement and Plan of Merger dated May 16, 1996, for the reincorporation of Unify
             Corporation, a California Corporation, into Unify Corporation, a Delaware corporation......................................................................
    3.1**   Restated Certificate of Incorporation of the Company..............................
    3.2**   Bylaws of the Registrant..........................................................
    4.1**   Form of Stock Certificate.........................................................
    5.1**   Opinion of Baker & McKenzie as to legality of securities being registered.........
   10.1**   Employment Agreement by and between Reza Mikailli and the Registrant dated as of
             March 31, 1995...................................................................
   10.2**   1991 Stock Option Plan, as amended................................................
   10.3**   1996 Employee Stock Purchase Plan.................................................
   10.4**   Form of Indemnification Agreement.................................................
   10.5**   Loan and Security Agreement, dated March 5, 1996, by and between the Registrant and Coast Business Credit........................................................
   10.6**   Revolving Credit Agreement dated as of November 29, 1993, as amended, by and among the Registrant and the Lenders listed on Exhibit A thereto.......................
   10.7*    Joint Venture Agreement, dated September 3, 1990, as amended, by and among the
             Registrar, Unify Japan Corporation, Sumitomo Metals Industries, Ltd. and
             Artificial Intelligence Research.................................................
   11.1**   Statement of Computation of Pro Forma Net Loss Per Share..........................
   21.1**   Subsidiaries of the Registrant....................................................
   23.1     Consent of Independent Auditors (See page S-1)....................................
   23.2**   Consent of Counsel (contained in Exhibit 5.1).....................................
   24.1**   Powers of Attorney................................................................


- ------------------------
 * To be filed by amendment.

** Previously filed.